Exhibit 4.23

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MARCH 16, 2004

AMONG

MIDAS INTERNATIONAL CORPORATION,

AND

THE OTHER BORROWERS SIGNATORY HERETO,

THE LENDERS,

BANK ONE, NA,

AS AGENT,

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS,

AS SYNDICATION AGENT

AND

LASALLE BANK NATIONAL ASSOCIATION,

AS DOCUMENTATION AGENT

BANC ONE CAPITAL MARKETS, INC.,

AS LEAD ARRANGER AND SOLE BOOK RUNNER

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

ARTICLE II THE CREDITS	18

2.1. Term Loans	18

2.2. Term Loan Amortization	19

2.3. Revolving Credit Commitments	19

2.4. Required Payments; Termination	19

2.5. Ratable Loans	19

2.6. Types of Advances	19

2.7. Swing Line Loans	20

2.7.1. Amount of Swing Line Loans	20

2.7.2. Borrowing Notice	20

2.7.3. Making of Swing Line Loans	20

2.7.4. Repayment of Swing Line Loans	20

2.8. Commitment Fee; Reductions in Aggregate Revolving Credit Commitment	21

2.9. Minimum Amount of Each Advance	21

2.10. Optional Principal Payments; Mandatory Prepayments.	22

2.11. Method of Selecting Types and Interest Periods for New Advances	23

2.12. Conversion and Continuation of Outstanding Advances	23

2.13. Changes in Interest Rate, etc	24

2.14. Rates Applicable After Default	25

2.15. Method of Payment	25

2.16. Noteless Agreement; Evidence of Indebtedness	25

2.17. Telephonic Notices	26

2.18. Interest Payment Dates; Interest and Fee Basis	26

2.19. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	27

2.20. Lending Installations	27

2.21. Non-Receipt of Funds by the Agent	27

2.22. Facility LCs.	27

2.22.1. Issuance	27

2.22.2. Participations	28

2.22.3. Notice	28

2.22.4. LC Fees	28

2.22.5. Administration; Reimbursement by Lenders	28

2.22.6. Reimbursement by Borrower	29

2.22.7. Obligations Absolute	29

2.22.8. Actions of LC Issuer	30

2.22.9. Indemnification	30

2.22.10. Lenders’ Indemnification	31

2.22.11. Facility LC Collateral Account	31

2.22.12. Rights as a Lender	31

2.23. Borrower Representative	31

ARTICLE III YIELD PROTECTION; TAXES	32

3.1. Yield Protection	32

3.2. Changes in Capital Adequacy Regulations	33

i

3.3. Availability of Types of Advances	33

3.4. Funding Indemnification	33

3.5. Taxes	33

3.6. Lender Statements; Survival of Indemnity	35

3.7. Substitution of Lender	36

ARTICLE IV CONDITIONS PRECEDENT	36

4.1. Effectiveness of Amendment and Restatement	36

4.2. Each Credit Extension	38

ARTICLE V REPRESENTATIONS AND WARRANTIES	39

5.1. Existence and Standing	39

5.2. Authorization and Validity	39

5.3. No Conflict; Government Consent	39

5.4. Financial Statements	40

5.5. Material Adverse Change	40

5.6. Taxes	40

5.7. Litigation and Contingent Obligations	40

5.8. Subsidiaries	40

5.9. ERISA	40

5.10. Accuracy of Information	41

5.11. Regulation U	41

5.12. Material Agreements	41

5.13. Compliance With Laws	41

5.14. Ownership of Properties	41

5.15. Plan Assets; Prohibited Transactions	41

5.16. Environmental Matters	41

5.17. Investment Company Act	42

5.18. Public Utility Holding Company Act	42

5.19. Insurance	42

5.20. Solvency	42

ARTICLE VI COVENANTS	42

6.1. Financial Reporting	43

6.2. Use of Proceeds	44

6.3. Notice of Default	44

6.4. Conduct of Business; Maintenance of Retail Locations	44

6.5. Taxes	45

6.6. Insurance	45

6.7. Compliance with Laws	45

6.8. Maintenance of Properties	45

6.9. Inspection	45

6.10. Dividends	45

6.11. Indebtedness	45

6.12. Merger	46

6.13. Sale of Assets	46

6.14. Investments and Acquisitions	47

6.15. Liens	48

6.16. Capital Expenditures	49

6.17. Affiliates	49

6.18. Amendments to Agreements	49

6.19. Subordinated Indebtedness	49

6.20. Required Rate Management Transactions	49

6.21. Nature of Business	50

6.22. Sale of Accounts	50

6.23. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities	50

6.24. Contingent Obligations	50

6.25. Other Indebtedness	50

6.26. Financial Covenants.	50

6.26.1. Fixed Charge Coverage Ratio	50

6.26.2. Leverage Ratio	51

6.26.3. Minimum Tangible Net Worth	51

6.26.4. EBITDA	52

6.27. Deposit Accounts	52

6.28. Real Property Operating Leases	52

ARTICLE VII DEFAULTS	52

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	55

8.1. Acceleration; Facility LC Collateral Account	55

8.2. Amendments	56

8.3. Preservation of Rights	56

ARTICLE IX GENERAL PROVISIONS	57

9.1. Survival of Representations	57

9.2. Governmental Regulation	57

9.3. Headings	57

9.4. Entire Agreement	57

9.5. Several Obligations; Benefits of this Agreement	57

9.5.1. Expenses; Indemnification	57

9.6. Numbers of Documents	58

9.7. Accounting	58

9.8. Severability of Provisions	58

9.9. Nonliability of Lenders	59

9.10. Confidentiality	59

9.11. Nonreliance	59

9.12. Disclosure	59

9.13. Restatement Date	60

9.14. Departing Lenders	60

ARTICLE X THE AGENT	60

10.1. USA PATRIOT ACT NOTIFICATION	60

10.2. Appointment; Nature of Relationship	61

10.3. Powers	61

10.4. General Immunity	61

10.5. No Responsibility for Loans, Recitals, etc.	61

10.6. Action on Instructions of Lenders	62

10.7. Employment of Agents and Counsel	62

10.8. Reliance on Documents; Counsel	62

10.9. Agent’s Reimbursement and Indemnification	62

10.10. Notice of Default	63

10.11. Rights as a Lender	63

10.12. Lender Credit Decision	63

10.13. Successor Agent	64

10.14. Agent and Arranger Fees	64

10.15. Delegation to Affiliates	64

10.16. Execution of Collateral Documents	64

10.17. Collateral Releases	65

10.18. Documentation Agent, Syndication Agent, etc	65

ARTICLE XI SETOFF; RATABLE PAYMENTS	65

11.1. Setoff	65

11.2. Ratable Payments	65

ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	65

12.1. Successors and Assigns	65

12.2. Participations	66

12.2.1. Permitted Participants; Effect	66

12.2.2. Voting Rights	66

12.2.3. Benefit of Certain Provisions	67

12.3. Assignments	67

12.3.1. Permitted Assignments	67

12.3.2. Consents	67

12.3.3. Effect; Effective Date	67

12.3.4. Register	68

12.4. Dissemination of Information	68

12.5. Tax Treatment	68

ARTICLE XIII NOTICES	69

13.1. Notices; Effectiveness; Electronic Communication	69

ARTICLE XIV COUNTERPARTS	70

14.1. Counterparts; Effectiveness	70

14.2. Electronic Execution of Assignments	70

ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	70

15.1. CHOICE OF LAW	70

15.2. CONSENT TO JURISDICTION	71

15.3. WAIVER OF JURY TRIAL	71

ARTICLE XVI CROSS-GUARANTY	71

Exhibits

EXHIBIT A-1 - FORM OF REVOLVING CREDIT NOTE

EXHIBIT A-2 - FORM OF TERM LOAN NOTE

EXHIBIT B - COMPLIANCE CERTIFICATE

EXHIBIT C - ASSIGNMENT AND ASSUMPTION AGREEMENT

EXHIBIT D - LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

Schedules

PRICING SCHEDULE

SCHEDULE 2.22.1 - EXISTING LETTERS OF CREDIT

SCHEDULE 5.7 - LITIGATION

SCHEDULE 5.8 - SUBSIDIARIES

SCHEDULE 5.14 - OWNERSHIP OF PROPERTIES

SCHEDULE 6.11 - EXISTING INDEBTEDNESS

SCHEDULE 6.14 - EXISTING INVESTMENTS

SCHEDULE 6.15 - EXISTING LIENS

v

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement, dated as of March 16, 2004, is among Midas International Corporation, a Delaware corporation, Dealers Wholesale, Inc., a Delaware corporation, International Parts Corporation, a Delaware corporation, Muffler Corporation of America, an Illinois corporation, Huth, Inc., a Delaware corporation, Midas Properties Inc., a New York corporation, Midas Realty Corporation, a Delaware corporation, Cosmic Holdings LLC, a Delaware limited liability company, and Cosmic Holdings Corporation, a Delaware corporation (each, a “Borrower” and collectively, the “Borrowers”), the Lenders and Bank One, NA, a national banking association having its principal office in Chicago, Illinois, as LC Issuer, Swing Line Lender and as Agent. The parties hereto agree as follows:

R E C I T A L S:

WHEREAS, the Borrowers and other Loan Parties signatory thereto, the lenders party thereto and the Agent entered into that certain Loan and Security Agreement dated as of March 27, 2003 (as amended, the “Prior Credit Agreement”), pursuant to which such lenders made certain term loans and a revolving credit facility available to the “Borrowers” identified therein;

WHEREAS, the Borrowers, the Loan Parties, the Lenders and the Agent wish to extend the existing term loans (of which $61,031,335.41 in aggregate principal amount remains outstanding as of the date hereof (the “Assumed Term Loan”)), and the existing revolving credit facility and letter of credit subfacility and, concurrently, to amend and restate the Prior Credit Agreement in its entirety on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree, subject to the fulfillment of the conditions precedent set forth in Section 4.1, that the Prior Credit Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Borrower or any of its Subsidiaries (a) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Advance” means a borrowing by any Borrower hereunder (a) made by some or all of the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Lender” is defined in Section 3.7.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means Bank One in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Article X.

“Aggregate Revolving Credit Commitment” means the aggregate of the Revolving Credit Commitments of all the Lenders, as in effect from time to time pursuant to the terms hereof.

“Aggregate Term Loan Commitment” means the aggregate of the Term Loan Commitments of all the Lenders, as in effect from time to time pursuant to the terms hereof.

“Aggregate Total Commitment” means the aggregate of the Total Commitments of all the Lenders, as in effect from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this amended and restated credit agreement, as it may be amended, supplemented or otherwise modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of the Federal Funds Effective Rate for such day plus 1/2% per annum.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which (a) Commitment Fees are accruing on the unused portion of the Aggregate Revolving Credit Commitment and (b) LC Fees are accruing as described in Section 2.22.4 at such time, in each case as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as lead arranger and sole book runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Asset Disposition” means any sale, transfer or other disposition of any asset of Parent or any Subsidiary in a single transaction or in a series of related transactions (other than the sale of inventory in the ordinary course and the sale of other property that is worn, damaged or obsolete); including, without limitation, any asset transferred in connection with a Sale and Leaseback Transaction.

“Assumed Term Loan” has the meaning set forth in the Recitals hereto.

“Authorized Officer” means any of the chief executive officer, chief financial officer, treasurer, any assistant treasurer and/or the controller of the Borrower Representative, acting singly.

“AutoZone Supply Agreement” is defined in Section 4.1(d).

“Bank Debt” means the principal amount of all indebtedness for money borrowed owed by Parent or any of its Subsidiaries to any financial institution.

“Bank One” means Bank One, NA, a national banking association having its principal office in Chicago, Illinois, in its individual capacity, and its successors and assigns hereunder.

“Bank Product Agreements” means those certain cash management service agreements entered into from time to time by Parent and its Subsidiaries in connection with any of the Bank Products, as the same may be amended, supplemented or otherwise modified from time to time.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Parent and its Subsidiaries to any Lender pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that such Persons are obligated to reimburse to the Agent and the Lenders as a result of the Agent and the Lenders purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to Parent and its Subsidiaries pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to Parent and its Subsidiaries by any Lender including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards and (e) cash management (including controlled disbursement) accounts or services, including Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system).

“Borrowers” has the meaning assigned thereto in the introduction to this Agreement.

“Borrower Representative” means MIC in its capacity as Borrower Representative pursuant to Section 2.23.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.11.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Canadian Employee Benefit Laws” means the Canadian Pension Plan Act (Canada), the Pension Benefit Act (Ontario), the Employment Standard Act (Ontario), the Health Insurance Act (Ontario) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as amended from time to time.

“Canadian Guarantors” means, collectively, Midas Canada Holdings, Midas Canada and Midas Canada Realty.

“Canadian Guaranty” means that certain Amended and Restated Guarantee Agreement dated as of the date hereof by the Canadian Guarantors in favor of the Agent for the ratable benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

“Canadian Security Agreement” means that certain Amended and Restated Security Agreement dated as of the date hereof executed and delivered by the Canadian Guarantors in favor of the Agent for the ratable benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of Parent and its Subsidiaries prepared in accordance with GAAP, excluding (a) the cost of assets acquired with Capitalized Lease Obligations, (b) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss, (c) leasehold improvement expenditures for which Parent or a Subsidiary is reimbursed promptly by the lessor, and (d) any capitalized payroll expenses related to software development or information technology services, in an amount not to exceed $1,000,000 in the aggregate in any fiscal year.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalent Investments” means (a) short-term obligations of, or fully guaranteed by, the United States of America, (b) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (c) demand deposit accounts maintained in the ordinary course of business, and (d) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided, in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Parent.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Pledge and Security Agreement, the Security Agreement, the Canadian Security Agreement, the Mortgages, the Copyright Security Agreement, the Patent Security Agreement, the Trademark Security Agreement.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans or a Term Loan to, and participate in Facility LCs issued upon the application of, any Borrower in an aggregate amount not exceeding at any one time outstanding the amount set forth opposite its signature below, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Fee” is defined in Section 2.8.

“Consolidated Capital Expenditures” means, with reference to any period, the Capital Expenditures of Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated EBITDA” means, Consolidated Net Income plus, (a) to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for income taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) with respect to fiscal year 2004 only, special charges in an aggregate amount not to exceed $5,500,000 and minus, (b) to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for Parent and its Subsidiaries on a consolidated basis.

“Consolidated Excess Cash Flow” means, for any applicable computation period, for Parent and its Subsidiaries on a consolidated basis the positive excess, if any, of (a) the amount determined pursuant to clause (a) of Section 6.26.1 for such period, less (b) the amount determined pursuant to clause (a) of Section 6.26.1 which would be required to make the ratio determined pursuant to Section 6.26.1 for such period equal to 1.25 to 1.0.

“Consolidated Indebtedness” means, at any time the Indebtedness of Parent and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Rentals” means, with reference to any period, the Rentals of Parent and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Tangible Net Worth” means, at any time (a) the consolidated stockholders’ equity of Parent and its Subsidiaries calculated on a consolidated basis as of such time (but excluding the impact of any unrealized gains or losses from foreign currency translations, Rate Management Transactions and the underfunding or overfunding of any Plan as of such time; provided, that any such losses which relate to foreign currency translations, Rate Management Transactions or Plan underfunding shall not be excluded at any time that the aggregate amount of such losses incurred during the term of this Agreement shall have exceeded $5,000,000 (to the extent of such excess over $5,000,000)), less (b) their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, “Intangible Assets” means the amount (to the extent reflected in determining such consolidated stockholders’ equity) of (i) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (ii) all unamortized debt discount and expense, unamortized deferred charges (other than prepaid expenses), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or developmental expenses and other intangible items.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion/Continuation Notice” is defined in Section 2.12.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Copyright Security Agreement” means the Copyright Security Agreement dated as of March 27, 2003 between certain of the Loan Parties and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“Departing Lenders” means those lenders party to the Prior Credit Agreement which are not signatories to this Agreement.

“Environmental Laws” means any and all federal, state, provincial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (a) the protection of the environment, (b) the effect of the environment on human health, (c) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (d) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers’ Association LIBOR rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided, that, if no such British Bankers’ Association LIBOR rate is available to the Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which Bank One or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Bank One’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender or the Agent is incorporated or organized or (b) the jurisdiction in which the Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Facility LC” is defined in Section 2.22.1.

“Facility LC Application” is defined in Section 2.22.3.

“Facility LC Collateral Account” is defined in Section 2.22.11.

“Facility Termination Date” means March 16, 2007 or any earlier date on which the Aggregate Total Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

“Fee Letter” has the meaning assigned thereto in Section 10.14.

“Financial Contract” of a Person means (a) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (b) any agreement entered into in connection with a Rate Management Transaction.

“Floating Rate” means, for any day, a rate per annum equal to (a) the Alternate Base Rate for such day plus (b) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.14, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.14, bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Guarantors” means, collectively, Parent, Midas Illinois Inc., Parts Warehouse, Inc., Midas International Corporation (a Wyoming corporation), Progressive Automotive Systems, Inc., Midas Canada Holdings, Midas Canada and Midas Canada Realty, together with their successors and assigns and any Person which becomes signatory to the Guaranty (or the Canadian Guaranty, as applicable) after the date hereof.

“Guaranty” means that certain Amended and Restated Guaranty dated as of the date hereof executed by the Guarantors (other than the Canadian Guarantors) in favor of the Agent, for the ratable benefit of the Lenders and the LC Issuer, as the same may be amended, supplemented or otherwise modified from time to time.

“Indebtedness” of a Person means (a) such Person’s obligations for borrowed money, (b) such Person’s obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) such Person’s obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (d) such Person’s obligations which are evidenced by notes, acceptances, or other instruments, (e) such Person’s obligations of such Person to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (f) such Person’s Capitalized Lease Obligations, (g) such Person’s Contingent Obligations, (h) such Person’s obligations for which such Person is obligated pursuant to or in respect of a Letter of Credit, and (i) such Person’s Net Mark to Market Exposure under Rate Management Transactions and other Financial Contracts.

“Intercompany Subordination Agreement” means the Intercompany Subordination Agreement dated as of March 27, 2003 by and among Midas, Inc., the other Loan Parties signatory thereto and the Agent.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower Representative pursuant to this Agreement. Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“LC Fee” is defined in Section 2.22.4.

“LC Issuer” means Bank One (or any subsidiary or affiliate of Bank One designated by Bank One) in its capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.22.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lenders” includes Bank One in its capacity as Swing Line Lender.

“Lending Installation” means, with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Agent pursuant to Section 2.20.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person has any reimbursement obligations.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means a Revolving Loan, a Term Loan or a Swing Line Loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Facility LC Applications, any Notes issued pursuant to Section 2.16, the Collateral Documents, the Guaranty, the Canadian Guaranty and the Bank Product Agreements.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), results of operations, or prospects of Parent and its

Subsidiaries taken as a whole, (b) the ability of any Borrower or Guarantor to perform its obligations under the Loan Documents to which it is a party, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agent, the LC Issuer or the Lenders thereunder.

“Material Indebtedness” means Indebtedness in an outstanding principal amount of $500,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or which provides for the incurrence of Indebtedness in an amount which would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“MIC” means Midas International Corporation, a Delaware corporation.

“Midas Canada” means Midas Canada Inc., a corporation organized under the laws of Ontario.

“Midas Canada Holdings” means Midas Canada Holdings Limited, a corporation organized under the laws of Ontario.

“Midas Canada Realty” means Midas Realty Corporation of Canada, Inc., a corporation organized under the laws of Ontario.

“Modify” and “Modification” are defined in Section 2.22.1.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or Guarantor in favor of Agent, for the benefit of the Lenders, in form and substance satisfactory to Agent, that encumber the Real Property (as defined in the Security Agreement) and the related improvements thereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Parent or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Available Proceeds” means (a) with respect to any Asset Disposition, the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or account receivable) therefrom, whether at the time of such disposition or subsequent thereto, or (b) with respect to any sale or issuance of any debt or equity securities of Parent or any Subsidiary, cash or readily marketable cash equivalents received therefrom, whether at the time of such disposition or subsequent thereto, net, in either case, of all legal, title and recording tax expenses, commissions and other fees and all costs and expenses incurred and, in the case of an Asset Disposition, net of all payments made by Parent or any of its Subsidiaries on any Indebtedness which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must, by the terms of such Lien, in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Net Rent” means, for any date of determination, with respect to Parent and its Subsidiaries on a consolidated basis, (a) Consolidated Rentals, less (b) sublease rental income from franchisees and other Persons which are not Affiliates that reduced or offset Consolidated Rentals, as presented in the relevant footnotes to the most recent audited annual financial statements required to be delivered to the Lenders pursuant to Section 6.1(a) hereof.

“New Real Property Operating Lease” means a Real Property Operating Lease incurred by Parent or any of its Subsidiaries (a) for any real estate location not subject to a Real Property Operating Lease with Parent or any of its Subsidiaries on the date hereof and (b) otherwise entered into after the date hereof.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” means any one or more of a Revolving Credit Note or a Term Note.

“Note Agreement” means the Note, Guaranty and Security Agreement dated as of March 27, 2003 among the Loan Parties, U.S. Bank National Association, as collateral agent and the noteholders signatory thereto.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all Bank Product Obligations, all Rate Management Obligations owed to the Agent or any Lender or any of their Affiliates, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agent, the LC Issuer or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate which would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of Parent and its Subsidiaries.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Revolving Credit Loans outstanding at such time, plus (b) an amount equal to its Pro Rata Share of the LC Obligations at such time, plus (c) an amount equal to its Pro Rata Share of the aggregate principal amount of Swing Line Loans outstanding at such time.

“Parent” means Midas, Inc., a Delaware corporation.

“Participants” is defined in Section 12.2.1.

“Patent Security Agreement” means the Patent Security Agreement dated as of March 27, 2003 between certain of the Loan Parties and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Payment Date” means the last day of each fiscal quarter of Parent.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Dispositions” means (a) sales or other dispositions by a Loan Party or its Subsidiary of equipment that is substantially worn, damaged, or obsolete, (b) the use or transfer of money or Cash Equivalents by a Loan Party or its Subsidiaries in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (c) the licensing by any Loan Party or its Subsidiaries, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (d) the sale or closing of retail stores owned by any Loan Party, (e) so long as no Event of Default has occurred and is continuing, the sale of real property, or any part thereof, not used or no longer needed by any Loan Party, (f) the sale of motor vehicles for fair market value, (g) the refranchising of retail stores owned by any Loan Party, (h) leases of real property owned by any of the Loan Parties in the ordinary course of business consistent with past practices and (i) upon the written consent of Required Lenders, which shall not be unreasonably withheld, the sale of the real and personal property related to (i) the Chicago, Illinois distribution facility and (ii) the Hartford, Wisconsin operations.

“Permitted Liens” is defined in Section 6.15.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Personal Property Operating Lease Obligations” means Operating Lease Obligations arising from Operating Leases of personal property.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, or a benefit plan under Canadian Employee Benefit Laws, as to which Parent or any member of the Controlled Group may have any liability.

“Pledge and Security Agreement” means that certain Amended and Restated Pledge and Security Agreement, dated as of the date hereof, duly executed by Parent and certain of its Affiliates in favor of the Agent, on behalf of the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

“PPSA” means the Personal Property Security Act of the applicable Canadian province or provinces in respect of the Canadian Guarantors.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Pro Rata Share” means, with respect to a Lender, a portion equal to such of the following as is applicable: (a) a fraction the numerator of which is such Lender’s Total Commitment and the denominator of which is the Aggregate Total Commitments, (b) a fraction the numerator of which is such Lender’s Revolving Credit Commitment and the denominator of which is the Aggregate Revolving Credit Commitments or (c) a fraction the numerator of which is such Lender’s Term Loan Commitment and the denominator of which is the Aggregate Term Loan Commitments.

“Purchasers” is defined in Section 12.3.1.

“Rate Management Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Rate Management Transactions, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by Parent or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Property Operating Lease” shall mean an Operating Lease with respect to real property.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.22.6 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs.

“Rentals” of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Reports” is defined in Section 9.6.

“Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the sum of (a) the Aggregate Term Loan Commitment or, after the Term Loan has been made, the aggregate outstanding principal amount thereof, plus (b) the Aggregate Revolving Credit Commitment or, if the Aggregate Revolving Credit Commitment has been terminated, the sum of (i) the aggregate unpaid principal amount of the outstanding Revolving Loans and Swing Line Loans plus (ii) the aggregate amount of the outstanding Reimbursement Obligations.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Restatement Date” means the date on which all conditions precedent set forth in Section 4.1 are satisfied.

“Revolving Credit Advance” means an Advance made by the Lenders to a Borrower pursuant to Section 2.3.

“Revolving Credit Commitment” means, for each Lender, the obligation of such Lender to make Loans to the Borrowers pursuant to Section 2.3 in an aggregate amount at any one time outstanding not exceeding the amount set forth opposite its name under the heading “Revolving Credit Commitment” on the signature page hereto, as such amount may be modified or reduced from time to time pursuant to the terms of this Agreement.

“Revolving Credit Loan” means, with respect to a Lender, such Lender’s pro-rata portion of all Revolving Credit Advances.

“Revolving Credit Note” means a promissory note in substantially the form of Exhibit A-1 hereto, with appropriate insertions, and payable to the order of a Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Sale and Leaseback Transaction” means any sale or other transfer of Property by any Person followed by a subsequent lease by such Person of such Property as lessee.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Security Agreement” means that certain Amended and Restated Security Agreement, dated as of the date hereof, duly executed between the Loan Parties and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all Rate Management Obligations owing to one or more Lenders.

“Single Employer Plan” means a Plan maintained by Parent or any member of the Controlled Group for employees of Parent or any member of the Controlled Group.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to payment of the Secured Obligations to the reasonable written satisfaction of the Required Lenders.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Parent.

“Substantial Portion” means, with respect to the Property of Parent and its Subsidiaries, Property which represents more than 10% of the consolidated assets of Parent and its Subsidiaries or property which is responsible for more than 10% of the consolidated net sales or of the consolidated net income of Parent and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of Parent and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month).

“Substitute Lender” is defined in Section 3.7.

“Swing Line Borrowing Notice” is defined in Section 2.7.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $5,000,000 at any one time outstanding.

“Swing Line Lender” means Bank One or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrower by the Swing Line Lender pursuant to Section 2.7.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Term Loan” means, with respect to each Lender, such Lender’s pro-rata portion of the Advances made by the Lenders pursuant to Section 2.1.

“Term Loan Commitment” means, for each Lender, the obligation of such Lender to make a single Loan to the Borrowers pursuant to Section 2.1 in an amount not exceeding the amount set forth opposite its name under the heading “Term Loan Commitment” on the signature page hereto, as such amount may be modified or reduced from time to time pursuant to the terms of this Agreement and as such amount may be reduced after giving effect to each Lender’s assumption of its applicable portion of the Assumed Term Loan pursuant to Section 2.1.

“Term Note” means a promissory note, in substantially the form of Exhibit A-2 hereto, with appropriate insertions, and payable to the order of a Lender in the amount of such Lender’s Term Loan Commitment, including any amendment, modification, renewal or replacement of such promissory note.

“Total Commitment” means, for each Lender, the aggregate of such Lender’s Revolving Credit Commitment and Term Loan Commitment.

“Trademark Security Agreement” means the Trademark Security Agreement dated as of March 27, 2003 between certain of the Loan Parties and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurodollar Advance and with respect to any Loan, its nature as a Floating Rate Loan or a Eurodollar Loan.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested benefit obligations (determined on a projected benefit obligation basis) under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plans.

“Uni-Select Supply Agreement” is defined in Section 4.1(d).

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (b) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1. Term Loans. Each Lender severally (and not jointly) agrees, on the terms and conditions set forth in this Agreement, on the Restatement Date to accept an assignment of (or retain, as applicable) a portion of the Assumed Term Loan in the amount of its respective Pro Rata Share (based on its Term Loan Commitment) of the Assumed Term Loans (not to exceed its Term Loan Commitment) and recharacterize it as a Term Loan hereunder. Not later than noon Chicago time on the Restatement Date, each Lender shall make available funds equal to its Term Loan hereunder (net, in the case of Bank One, of the outstanding principal amount of its portion of the Assumed Term Loan) in immediately available funds in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent shall promptly remit such amount to the Departing Lenders in consideration of their respective assignments to the Lenders of their portions of the Assumed Term Loan. No amount of the Term Loan which is repaid or prepaid by the Borrowers may be reborrowed hereunder.

2.2. Term Loan Amortization. The Term Loan shall be payable in twelve quarterly installments in the amounts and on the dates set forth below, commencing July 2, 2004:

PAYMENT DATE	AMOUNT
July 2, 2004	$1,250,000
October 1, 2004	$2,500,000
December 31, 2004	$2,500,000
April 1, 2005	$2,500,000
July 1, 2005	$2,500,000
September 30, 2005	$2,500,000
December 30, 2005	$2,500,000
March 31, 2006	$2,500,000
June 30, 2006	$2,500,000
September 29, 2006	$2,500,000
December 29, 2006	$2,500,000
March 16, 2007	$33,750,000
or the then outstanding principal balance of the Term Loan

2.3. Revolving Credit Commitments. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Revolving Credit Loans to the Borrowers and (b) participate in Facility LCs issued upon the request of the Borrowers; provided, that, after giving effect to the making of each such Revolving Credit Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of its Revolving Credit Commitment. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow at any time prior to the Facility Termination Date. The Revolving Credit Commitments shall expire on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.22. The parties hereto agree that $1,031,335.41 of the Assumed Term Loan shall, in connection with the amendment and restatement of the Prior Credit Agreement on the terms and conditions set forth herein, continue to be outstanding and shall be recharacterized as Revolving Credit Loans hereunder for purposes of this Agreement.

2.4. Required Payments; Termination. The Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

2.5. Ratable Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Credit Loans or Term Loans made from the several Lenders ratably according to their Pro Rata Shares.

2.6. Types of Advances. The Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower Representative in accordance with Sections 2.11 and 2.12 or Swing Line Loans selected by the Borrower Representative in accordance with Section 2.7.

2.7. Swing Line Loans.

2.7.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 as well, from and including the date of this Agreement and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans to the Borrowers from time to time in an aggregate principal amount not to exceed the Swing Line Commitment; provided, that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Revolving Credit Commitment, and provided, further that at no time shall the sum of (i) the Swing Line Lender’s Pro Rata Share of the Swing Line Loans, plus (ii) the outstanding Revolving Credit Loans made by the Swing Line Lender pursuant to Section 2.3, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.7.2. Borrowing Notice. The Borrower Representative shall deliver to the Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than noon (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $100,000. The Swing Line Loans shall bear interest at the Floating Rate.

2.7.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Agent at its address specified pursuant to Article XIII. The Agent will promptly make the funds so received from the Swing Line Lender available to the applicable Borrower in accordance with directions received from the Borrower Representative.

2.7.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrowers on or before the seventh (7th) Business Day after the Borrowing Date for such Swing Line Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the seventh (7th) Business Day after the Borrowing Date of any Swing Line Loan (unless the Agent shall have received a written request from the Borrower Representative that such Swing Line Loan be extended for an additional period of seven (7) Business Days, which request has been consented to by the Swing Line Bank), require each Lender (including the Swing Line Lender) to make a Revolving Credit Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. By 12:00 noon (Chicago time) on such date the Swing Line Lender shall notify each Lender by fax, or other similar form of transmission, of its requirement to make a Revolving Credit Loan pursuant to the preceding sentence. Not later than 2:00 p.m. (Chicago time) on the date of any notice received pursuant to this Section 2.7.4, each Lender shall make available its required Revolving Credit Loan, in funds immediately available in

Chicago to the Agent at its address specified pursuant to Article XIII. Revolving Credit Loans made pursuant to this Section 2.7.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurodollar Loans in the manner provided in Section 2.12 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1 or 4.2 had not then been satisfied (or the Swingline Lender shall have actual knowledge that any condition precedent set forth in Section 4.1 had not then been satisfied or shall have received written notice from the Borrower Representative that any condition precedent set forth in Sections 4.1 or 4.2 shall not have been satisfied), such Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.7.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Agent of any amount due under this Section 2.7.4, the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Agent of any amount due under this Section 2.7.4, such Lender shall be deemed, at the option of the Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Credit Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.8. Commitment Fee; Reductions in Aggregate Revolving Credit Commitment. Each Borrower agrees, on a joint and several basis, to pay to the Agent for the account of each Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Fee Rate on the daily unused portion of such Lender’s Revolving Credit Commitment from the date hereof to and including the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date. Swing Line Loans shall not count as usage of any Lender’s Commitment for the purpose of calculating the commitment fee due hereunder. The Borrowers may permanently reduce the Aggregate Revolving Credit Commitment in whole, or in part ratably among the Lenders in integral multiples of $100,000, upon at least one Business Day’s written notice to the Agent by the Borrower Representative, which notice shall specify the amount of any such reduction; provided, that the amount of the Aggregate Revolving Credit Commitment may not be reduced below the Aggregate Outstanding Credit Exposure at any time. All accrued commitment fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Revolving Credit Loans hereunder.

2.9. Minimum Amount of Each Advance. Each Eurodollar Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof), and each

Floating Rate Advance shall be in the minimum amount of $100,000 (and in multiples of $100,000 if in excess thereof); provided, that any Floating Rate Advance may be in the amount of the unused Aggregate Revolving Credit Commitment.

2.10. Optional Principal Payments; Mandatory Prepayments.

(a) Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances (other than Swing Line Loans), or, in a minimum aggregate amount of $250,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Floating Rate Advances (other than Swing Line Loans) upon one Business Day’s prior notice to the Agent. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $100,000 and increments of $50,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Agent and the Swing Line Lender by 11:00 a.m. (Chicago time) on the date of repayment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Agent. Optional principal payments in respect of the Term Loans shall be applied to the principal installments under Section 2.2 in the inverse order of maturity.

(b) Mandatory Prepayments.

The Borrowers shall make mandatory prepayments of the Loans in amounts equal to the following:

(i) Commencing with the Borrowers’ 2004 fiscal year, fifty percent (50%) of the Consolidated Excess Cash Flow for each fiscal year of the Borrowers to be paid on or before the date which is five (5) days after the date the Borrowers are required to deliver the annual audit report required by Section 6.1(a) for such fiscal year.

(ii) Promptly upon the receipt thereof by Parent or any of its Subsidiaries, 100% of the aggregate Net Available Proceeds realized upon any Asset Disposition permitted by the terms of this Agreement but only if such proceeds exceed $1,000,000 in the aggregate in any fiscal year (and then only to the extent of such excess; with any such amounts to be payable on the last day of each fiscal quarter of Parent, as applicable).

(iii) Promptly upon receipt thereof by Parent or any of its Subsidiaries, 100% of the Net Available Proceeds realized upon the sale or series of sales or issuance of any common stock, preferred stock, partnership interest, limited liability company membership interest, warrant or other equity (whether through a public offering or a private sale) by Parent or such Subsidiary (other than common stock or stock options in Parent issued to employees of Parent and its Subsidiaries for purposes of compensating such employees).

Mandatory prepayments payable under Section 2.10(b)(i) and (iii) shall be applied to the extent thereof, first, to the prepayment of the Term Loan, with such amount applied to remaining installments thereof in inverse order of maturity and second, after payment in full of the Term Loan, to the repayment of outstanding Revolving Credit Loans. Any Revolving Credit Loan so repaid may be reborrowed from time to time hereunder.

Mandatory prepayments payable under Section 2.10(b)(ii) shall be applied to the extent thereof in the following order: (i) 75% of the Net Available Proceeds shall be applied first, to the prepayment of the Term Loan, with such amounts applied to remaining installments thereof in inverse order of maturity, and second, after payment in full of the Term Loan, then to the repayment of outstanding Revolving Credit Loans; and (ii) 25% of the Net Available Proceeds shall be applied, at the election of the Borrower Representative, to either (a) the repayment of outstanding Revolving Credit Loans or (b) the repayment of the Term Loan, with such amounts applied to remaining installments thereof in inverse order of maturity. Any Revolving Credit Loan so repaid may be reborrowed from time to time hereunder.

Any prepayment of the Loans pursuant to this Section 2.10(b) or otherwise shall be allocated ratably among the Lenders based on their Term Loan Commitments and Revolving Credit Commitments, as applicable; provided, that any Revolving Credit Loan so paid may be reborrowed from time to time hereunder.

2.11. Method of Selecting Types and Interest Periods for New Advances. The Borrower Representative shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time. The Borrower Representative shall give the Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance (other than a Swing Line Loan) and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a) the Borrower and the Borrowing Date, which shall be a Business Day, of such Advance,

(b) the aggregate amount of such Advance,

(c) the Type of Advance selected, and

(d) in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Promptly after receipt by the Agent of a request for an Advance, the Agent shall notify each Lender by fax, or other similar form of transmission, of such request. Not later than 2 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in funds immediately available in Chicago to the Agent at its address specified pursuant to Article XIII. The Agent will make the funds so received from the Lenders available to the applicable Borrower in accordance with directions received from the Borrower Representative.

2.12. Conversion and Continuation of Outstanding Advances. Floating Rate Advances (other than Swing Line Loans) shall continue as Floating Rate Advances unless and until such

Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.12 or are repaid in accordance with Section 2.10. Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.10 or (y) the Borrower Representative shall have given the Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period. Subject to the terms of Section 2.9, the Borrower Representative may elect from time to time to convert all or any part of a Floating Rate Advance (other than a Swing Line Loan) into a Eurodollar Advance. The Borrower Representative shall give the Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(a) the requested date, which shall be a Business Day, of such conversion or continuation,

(b) the aggregate amount and Type of the Advance which is to be converted or continued,

(c) the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto, and

(d) whether such Advance is a Revolving Credit Loan or a Term Loan.

2.13. Changes in Interest Rate, etc. Each Floating Rate Advance (other than a Swing Line Loan) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.12, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.12 hereof, at a rate per annum equal to the Floating Rate for such day. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Agent as applicable to such Eurodollar Advance based upon the Borrower Representative’s selections under Sections 2.11 and 2.12 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date. The Borrower Representative shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.4.

2.14. Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.11 or 2.12, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by written notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance. During the continuance of a Default, the Required Lenders may, at their option, by written notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum, (b) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (c) the LC Fee shall be increased by 2% per annum; provided, that during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above and the increase in the LC Fee set forth in clause (c) above shall be applicable to all Credit Extensions without any election or action on the part of the Agent or any Lender.

2.15. Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower Representative, by noon (local time) on the date when due and shall (except (i) with respect to repayments of Swing Line Loans, (ii) in the case of Reimbursement Obligations for which the LC Issuer has not been fully indemnified by the Lenders, or (iii) as otherwise specifically required hereunder) be applied ratably by the Agent among the Lenders. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a written notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of any Borrower maintained with Bank One for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder; provided, that so long as no Default shall have occurred and be continuing, the Agent shall only charge such accounts as shall have been designated by the Borrower Representative. Each reference to the Agent in this Section 2.15 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the Borrowers to the LC Issuer pursuant to Section 2.22.6.

2.16. Noteless Agreement; Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (iv) the amount of any sum received by the Agent hereunder from any Borrower and each Lender’s share thereof.

(c) The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, that the failure of the Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Obligations in accordance with their terms.

(d) Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit A-1 (a “Revolving Credit Note”) (or, in the case of the Swing Line Lender, promissory notes representing its Revolving Credit Loans and Swing Line Loans, with appropriate changes for notes evidencing Swing Line Loans) or Exhibit A-2 (a “Term Loan Note”), in each case as applicable. In such event, the Borrowers shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.

2.17. Telephonic Notices. Each Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. Borrower Representative agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.18. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on all Credit Extensions and fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.19. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Revolving Credit Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the LC Issuer, the Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.20. Lending Installations. Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender and the LC Issuer may, by written notice to the Agent and the Borrower Representative in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.21. Non-Receipt of Funds by the Agent. Unless the Borrower Representative or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (a) in the case of a Lender, the proceeds of a Loan or (b) in the case of any Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower Representative, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by any Borrower, the interest rate applicable to the relevant Loan.

2.22. Facility LCs.

2.22.1. Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each such letter of credit, together with each Letter of Credit described on Schedule 2.22.1, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower Representative and for the account of the designated Borrower; provided, that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $10,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Revolving Credit Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

2.22.2. Participations. Upon the issuance or Modification by the LC Issuer of a Facility LC in accordance with this Section 2.22, the LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.22.3. Notice. Subject to Section 2.22.1, the Borrower Representative shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the LC Issuer shall promptly notify the Agent, and the Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.22.4. LC Fees. The applicable Borrower shall pay to the Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Fee Rate in effect from time to time on the average daily undrawn stated amount under such Facility LC, such fee to be payable in arrears on each Payment Date (an “LC Fee”). The applicable Borrower shall also pay to the LC Issuer for its own account (x) at the time of issuance of each Facility LC, a fronting fee in an amount to be agreed upon between the LC Issuer and such Borrower, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.22.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Agent and the Agent shall promptly notify the Borrower Representative and each other Lender as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the applicable Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC. The LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by the LC Issuer under each Facility LC to the extent such amount is not reimbursed by the applicable Borrower pursuant to Section 2.22.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.22.6. Reimbursement by Borrower. The applicable Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided, that neither such Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. All such amounts paid by the LC Issuer and remaining unpaid by such Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. The LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the applicable Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by the LC Issuer, but only to the extent such Lender has made payment to the LC Issuer in respect of such Facility LC pursuant to Section 2.21.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.11 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower Representative may request, on behalf of the applicable Borrower, an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.22.7. Obligations Absolute. Each Borrower’s obligations under this Section 2.22 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Borrower may have or have had against the LC Issuer, any Lender or any beneficiary of a Facility LC. Each Borrower further agrees with the LC Issuer and the Lenders that the LC Issuer and the Lenders shall not be responsible for, and such Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among such Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of such Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. Each Borrower agrees that any action taken or omitted by the LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon such Borrower and shall not put the LC Issuer or any Lender under any liability to such Borrower. Nothing in this Section 2.22.7 is intended to limit the right of any Borrower to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.22.6.

2.22.8. Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer. The LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.22, the LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.22.9. Indemnification. Each Borrower, on a joint and several basis, hereby agrees to indemnify and hold harmless each Lender, the LC Issuer and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, the LC Issuer or the Agent may incur (or which may be claimed against such Lender, the LC Issuer or the Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or in connection with (a) the failure of any other Lender to fulfill or comply with its obligations to the LC Issuer hereunder (but nothing herein contained shall affect any rights such Borrower may have against any defaulting Lender) or (b) by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided, that no Borrower shall be required to indemnify any Lender, the LC Issuer or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer or (y) the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.22.9 is intended to limit the obligations of any Borrower under any other provision of this Agreement.

2.22.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify the LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the applicable Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.22 or any action taken or omitted by such indemnitees hereunder.

2.22.11. Facility LC Collateral Account. Each Borrower agrees that it will, upon the request of the Agent or the Required Lenders made at any time that a Default has occurred as is continuing and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility LC Collateral Account”) at the Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which the Borrowers shall have no interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuer, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days. Nothing in this Section 2.22.11 shall either obligate the Agent to require any Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

2.22.12. Rights as a Lender. In its capacity as a Lender, the LC Issuer shall have the same rights and obligations as any other Lender.

2.23. Borrower Representative. Each Borrower hereby designates MIC as its representative and agent on its behalf for the purposes of issuing Aggregate Revolving Credit Commitment reduction notices, Borrowing Notices and Conversion/Continuation Notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Facility LCs, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. The Borrower Representative hereby accepts such appointment. The Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from the

Borrower Representative as a notice or communication from all of the Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein held or interest or LC Fees received by it, by an amount deemed material by such Lender, or the LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, the applicable Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2. Changes in Capital Adequacy Regulations. If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer, or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, each Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure, its Pro Rata Share of the Term Loan, or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3. Availability of Types of Advances. If (a) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (b) if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (ii) the interest rate applicable to Eurodollar Advances does not accurately reflect the cost of making or maintaining Eurodollar Advances, then the Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the applicable Borrower for any reason other than default by the Lenders, the applicable Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5. Taxes. (a) All payments by the Borrowers to or for the account of any Lender, the LC Issuer or the Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, (iii) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) such Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b) In addition, each Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(c) Each Borrower hereby agrees to indemnify the Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agent or such Lender as a result of its Commitment, any Loans made by it hereunder, or otherwise in connection with its participation in this Agreement and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within 30 days of the date the Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(d) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten Business Days after the date of this Agreement, (i) deliver to the Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Borrower Representative and the Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower Representative and the Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower Representative or the Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower Representative and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrower Representative with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower Representative shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower Representative (with a copy to the Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent). The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of each Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the applicable Borrower (with a copy to the Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the applicable Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the applicable Borrower of such written statement. The obligations of the Borrowers and the Lenders under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Substitution of Lender. Upon the receipt by a Borrower from any Lender (an “Affected Lender”) of a claim for compensation under Section 3.1, 3.2 or 3.5 or upon the occurrence of any determination by any Lender made pursuant to clause (a) of Section 3.3, the applicable Borrower may: (a) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Commitment (which request each such other Lender may decline or agree to in its sole discretion); or (b) designate a replacement bank or other entity satisfactory to such Borrower to acquire and assume all or part of such Affected Lender’s Loans and Commitment at the face amount thereof (a “Substitute Lender”). Any such designation of a Substitute Lender under clause (b) shall be subject to the prior written consent of the Agent (which consent shall not unreasonably be withheld). Any transfer of Loans or Commitment pursuant to this Section shall be made in accordance with Section 12.3 and Section 3.4, if applicable.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Effectiveness of Amendment and Restatement. This Agreement shall be effective on the date on which the Borrowers have furnished to the Agent all of the following:

(a) Copies of the articles or certificate of incorporation or formation, as applicable of each Loan Party, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or formation, as applicable, as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Agent or any Lender to verify the identity of a such Loan Party as required by Section 326 of the USA PATRIOT Act.

(b) Copies, certified by the Secretary or Assistant Secretary of each Loan Party, of its by-laws or operating or other management agreement, as applicable and of its Board of Directors’ resolutions or member or board of managers’ resolutions, as applicable and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which such Loan Party is a party.

(c) An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

(d) A certificate, signed by the chief financial officer or treasurer of the Borrower Representative, (i) stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing, (ii) as to the truth and accuracy of the representations and warranties contained herein, (iii) as to the insurance matters described in Section 5.19 and (iv) attaching true, correct and complete executed copies of (A) the Supply Agreement among MIC, Parts Warehouse, Inc. and AutoZone, Inc. dated April 2, 2003 (the “AutoZone Supply Agreement”), (B) the Supply Agreement among Midas Canada, International Parts Corporation and Uni-Select Inc. dated July 11, 2003 (the “Uni-Select Supply Agreement) and (C) the Agreement for Strategic Alliance dated October 1, 1998 and the License Agreement dated October 30, 1998 each between MIC and Magneti Marelli Services S.p.A., as amended.

(e) Written opinions of counsel to the Loan Parties, addressed to the Lenders, in form and substance acceptable to the Agent.

(f) Any Notes requested by a Lender pursuant to Section 2.16 payable to the order of each such requesting Lender.

(g) Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested.

(h) The Security Agreement, executed by the Borrowers.

(i) The Pledge and Security Agreement, executed by the Parent and the Loan Parties, together with (i) all certificates representing the shares of stock and other ownership interests pledged thereunder and (ii) all promissory notes pledged thereunder with appropriate transfer certificates endorsed in blank.

(j) The Guaranty, executed by the Guarantors (other than the Canadian Guarantors).

(k) The Canadian Guaranty, executed by the Canadian Guarantors.

(l) The Canadian Security Agreement executed by the Loan Parties signatory thereto.

(m) Amendments to the Mortgages, executed by the Loan Parties signatory thereto.

(n) The results of its UCC, PPSA, judgment and tax lien searches with respect to the Loan Parties in the applicable filing jurisdictions.

(o) Satisfactory evidence of the filings of all UCC and PPSA financing statements and amendments desirable to perfect or maintain the perfection of the security interests granted by the Collateral Documents and all other filings necessary and advisable to perfect and maintain the Liens of the Agent for the benefit of the Lenders in accordance with applicable law.

(p) UCC and PPSA termination statements and mortgage terminations and other documentation evidencing the termination by U.S. Bank National Association, as collateral agent pursuant to the Note Agreement of its liens over certain properties and assets of the Loan Parties, together will such other termination statements or other documents as may be necessary to confirm that the collateral is subject to no other Liens in favor of any Person (other than Permitted Liens).

(q) Evidence of the repayment of the notes issued pursuant to the Note Agreement.

(r) Complete and accurate copies of the following financial statements and the following related information: (i) consolidated financial statements of the Parent and its Subsidiaries for the fiscal year ended January 3, 2004, including, without limitation, the balance sheets, income statements and cash flow statements audited by independent certified public accountants of recognized national standing and prepared in conformity with GAAP, which financial statements show Consolidated EBITDA for such fiscal year, plus restructuring costs identified on the audit report described in Section 6.1(i), plus other identified non-recurring costs not to exceed $6,200,000, is greater than or equal to $24,300,000; provided, that the audit report described above for the fiscal year ended January 3, 2004 will be unsigned as of the Restatement Date and will contain a legend in form and substance satisfactory to Agent relating to the consummation of the transactions contemplated by this Agreement; and (ii) the unaudited consolidated and consolidating financial statements of the Parent and its Subsidiaries as at February 28, 2004, including, without limitation, a balance sheet, income statement and statement of cash flows, which unaudited financial statements show fiscal year-to-date Consolidated EBITDA of at least $4,000,000.

(s) Agent shall have received (to the extent required by the Agent) from each Departing Lender a consent in form reasonably satisfactory to the Agent as to this Agreement and the matters set forth in Section 9.14.

(t) Such other documents as any Lender, the LC Issuer or its counsel may have reasonably requested.

4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.7.4 with respect to Revolving Credit Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(a) There exists no Default or Unmatured Default.

(b) The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

(c) After giving effect to such Credit Extension, Parent shall be in compliance with the financial covenant set forth in Section 6.26.2, as determined on a pro forma basis as of the last day of the most recent fiscal period of Parent for which financial statements are available.

Each Borrowing Notice, Swing Line Borrowing Notice or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Lenders that (in each case solely to the extent applicable to such Borrower):

5.1. Existence and Standing. Each of Parent and its Subsidiaries is a corporation or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2. Authorization and Validity. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by each Loan Party of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or similar proceedings, and the Loan Documents to which such Loan Party is a party constitute legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3. No Conflict; Government Consent. Neither the execution and delivery by any Loan Party of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (a) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Parent or any of its Subsidiaries or (b) such Loan Party’s or any of its Subsidiary’s articles or certificate of incorporation, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (c) the provisions of any indenture, instrument or agreement to which any Loan Party or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of Parent or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Parent or any of its Subsidiaries, is required to be obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Loan Party of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The January 3, 2004 consolidated financial statements of Parent and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of Parent and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

5.5. Material Adverse Change. Since January 3, 2004 there has been no development, event or circumstance which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. Parent and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Parent or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP and as to which no Lien exists. The United States income tax returns of Parent and its Subsidiaries have been audited by the Internal Revenue Service through the fiscal year ended December 29, 2001. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Parent and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7. Litigation and Contingent Obligations. Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Parent or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither Parent nor any of its Subsidiaries has any material contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 contains an accurate list of all Subsidiaries of Parent as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by Parent or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. ERISA. Each of Parent and each other member of the Controlled Group has satisfied the minimum funding standards of ERISA, the Code and Canadian Employee Benefit Laws, as applicable, with respect to each Single Employer Plan to which it is obligated to contribute. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed an amount which could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $1,000,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Parent nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10. Accuracy of Information. No information, exhibit or report furnished by Parent or any of its Subsidiaries to the Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading when taken as a whole.

5.11. Regulation U. None of the Loan Parties is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no proceeds of any Advance (or other Extension of Credit hereunder) will be used to purchase or carry any margin stock to extend credit to others for the purpose of purchasing or carrying any margin stock.

5.12. Material Agreements. Neither Parent nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither Parent nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (b) any agreement or instrument evidencing or governing Indebtedness.

5.13. Compliance With Laws. Parent and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14. Ownership of Properties. Except as set forth on Schedule 5.14, on the date of this Agreement, Parent and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in Parent’s most recent consolidated financial statements provided to the Agent as owned by Parent and its Subsidiaries.

5.15. Plan Assets; Prohibited Transactions. Neither Parent nor any Subsidiary is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16. Environmental Matters. In the ordinary course of its business, the officers of Parent and its Subsidiaries consider the effect of Environmental Laws on the business of Parent and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Parent and its Subsidiaries due to Environmental Laws. On the basis of this consideration, Parent and its Subsidiaries have concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Neither Parent nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal, state or provincial investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17. Investment Company Act. Neither Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Public Utility Holding Company Act. Neither Parent nor any of its Subsidiaries is a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.19. Insurance. The certificate signed by the President or Chief Financial Officer of the Borrower Representative, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by the Parent and its Subsidiaries and that has been furnished by the Borrower Representative to the Agent and the Lenders, is complete and accurate as of the date hereof. This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles. This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

5.20. Solvency. Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Parent and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Parent and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Parent and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Parent and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Parent and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Parent and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Financial Reporting. Parent will maintain, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(a) Within 90 days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss statements and a statement of shareholders’ equity, and a statement of cash flows, accompanied by (i) any management letter prepared by said accountants and (ii) except with respect to the fiscal year ending January 3, 2004, a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof.

(b) Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a statement of shareholders’ equity and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer.

(c) Within 30 days after the end of each fiscal month, for itself and its Subsidiaries, consolidated and consolidating unaudited balance sheets as at the close of each such period and consolidated and consolidating profit and loss statements and a statement of cash flows for the period from the beginning of such fiscal year to the end of such fiscal month, all certified by its chief financial officer.

(d) As soon as available, but in any event before the end of each fiscal year of Parent, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of Parent for the succeeding fiscal year.

(e) Together with the financial statements required under Sections 6.1(a), (b) and (c), a compliance certificate in substantially the form of Exhibit B signed by the chief financial officer of Parent showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(f) By March 31 of each year, a statement of the Unfunded Liabilities of each Single Employer Plan as of September 30 of the prior year, if any, certified as correct by an actuary enrolled under ERISA.

(g) As soon as possible and in any event within 10 days after Parent or any of its Subsidiaries knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of Parent, describing said Reportable Event and the action which the Parent proposes to take with respect thereto.

(h) As soon as possible and in any event within 10 days after receipt by Parent or any of its Subsidiaries, a copy of (a) any notice or claim to the effect that Parent or any of its Subsidiaries is or may be liable to any Person as a result of the release by Parent, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state, provincial or local environmental, health or safety law or regulation by Parent or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(i) Promptly upon the furnishing thereof to the shareholders of Parent, copies of all financial statements, reports and proxy statements so furnished.

(j) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Parent or any of its Subsidiaries files with the Securities and Exchange Commission.

(k) Such other information (including non-financial information) as the Agent or any Lender may from time to time reasonably request.

If any information which is required to be furnished to the Lenders under this Section 6.1 is required by law or regulation to be filed by Parent of any of its Subsidiaries with a government body on an earlier date, then the information required hereunder shall be furnished to the Lenders at such earlier date.

6.2. Use of Proceeds. Each Borrower will, and will cause each Subsidiary to, use the proceeds of the Term Loans and the Credit Extensions for working capital and general corporate purposes and the refinancing of existing Indebtedness as provided herein. No Borrower will, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U).

6.3. Notice of Default. Parent will, and will cause each of its Subsidiaries to, give prompt notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business; Maintenance of Retail Locations.

(a) Parent will, and will cause each of its Subsidiaries to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(b) Parent and its Subsidiaries shall at all times own and operate, franchise or license no fewer than 2,400 retail locations worldwide.

6.5. Taxes. Parent will, and will cause each of its Subsidiaries to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6. Insurance. Parent will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and Parent will furnish to the Agent or any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws. Parent will, and will cause each of its Subsidiaries to, comply in all material respects, with all material laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all material Environmental Laws.

6.8. Maintenance of Properties. Parent will, and will cause each of its Subsidiaries to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition and make all necessary and proper repairs, renewals and replacements thereof so that its business may be properly conducted at all times.

6.9. Inspection. Parent will, and will cause each of its Subsidiaries to, permit the Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Parent and each of its Subsidiaries, to examine and make copies of the books of accounts and other financial records of Parent and each of its Subsidiaries, and to discuss the affairs, finances and accounts of Parent and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Agent or any Lender may designate (or, following the occurrence and during the continuance of a Default, at any time or interval).

6.10. Dividends. Parent will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that any Wholly-Owned Subsidiary may declare and pay dividends or make distributions to a Borrower.

6.11. Indebtedness. Parent will not, nor will it permit any of its Subsidiaries to (x) create, incur or suffer to exist any Indebtedness, or (y) create or incur any Personal Property Operating Lease Obligations, except:

(a) The Loans and the Reimbursement Obligations.

(b) Indebtedness existing on the date hereof and described in Schedule 6.11 and refinancings thereof or amendments or modifications thereto which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to Parent, any Subsidiary, the Agent or any Lender than the terms of the Indebtedness being refinanced, amended or modified.

(c) Indebtedness arising under Rate Management Transactions related to the Loans.

(d) Indebtedness comprising investments described in Section 6.14(b).

(e) Contingent Obligations permitted pursuant to Section 6.24.

(f) Indebtedness incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in a principal amount not in excess of $500,000 per fiscal year.

(g) Indebtedness of a Borrower to any other Borrower incurred in the ordinary course of business consistent with past practices and additional Indebtedness of Guarantors to Borrowers in an amount not to exceed $2,500,000 per fiscal year; provided, that such Indebtedness shall be subject to the terms and conditions of the Intercompany Subordination Agreement and, upon the request of the Agent at any time, such Indebtedness shall be evidenced by promissory notes acceptable to the Agent which shall be pledged to the Agent pursuant to the Pledge and Security Agreement.

(h) Additional Indebtedness and Personal Property Operating Lease Obligations incurred by Parent or any of its Subsidiaries in an aggregate principal amount not to exceed $2,500,000 in any fiscal year; provided, that Personal Property Operating Lease Obligations incurred in any fiscal year shall not count towards such $2,500,000 limitation unless the Personal Property Operating Lease Obligations incurred in such fiscal year exceed the Personal Property Operating Lease Obligations relating to Operating Leases terminated in such fiscal year, and then only to the extent of such excess.

(i) Additional Indebtedness of Parent to Borrowers incurred in the ordinary course of business in connection with the payment of Parent’s legal and administrative expenses in an aggregate amount not to exceed $400,000 in any fiscal year, plus the amount of any costs and expenses incurred by Parent related to the annual audit for Parent and its Subsidiaries.

6.12. Merger. Parent will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that any Subsidiary (other than MIC) may merge into a Borrower.

6.13. Sale of Assets. Parent will not, nor will it permit any of its Subsidiaries to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a) Sales of inventory in the ordinary course of business.

(b) Sales of Investments in the ordinary course of business.

(c) Permitted Dispositions.

(d) Leases, sales or other dispositions of its Property that, together with all other Property of Parent and its Subsidiaries previously leased, sold or disposed of (other than inventory and investing in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of Parent and its Subsidiaries.

6.14. Investments and Acquisitions. Parent will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(a) Cash Equivalent Investments.

(b) Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.14 and, to the extent they consist of loans, refinancings thereof or amendments or modifications thereof which do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and which are otherwise on terms and conditions no less favorable to parent or such Subsidiary, the Agent or any Lender than the terms of the Investment being refinanced, amended or modified.

(c) Investments in trade receivables or received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business.

(d) Investments consisting of intercompany loans permitted under Section 6.11.

(e) advances made in connection with purchases of goods or services in the ordinary course of business, including, without limitation, advances made by MIC to Parent in the ordinary course of business in connection with the payment of certain administrative expenses and related fees of Parent.

(f) Investments in the ordinary course of business arising from the conversion of accounts receivable of franchisees into Indebtedness evidenced by promissory notes.

(g) advances made in connection with the purchase of retail locations and any real estate and equipment relating thereto; provided, that the aggregate consideration paid in connection with the acquisition of such retail locations and related real estate and equipment (offset by proceeds received by the applicable Loan Party from any sale of such retail locations or related real estate and equipment to a non-Affiliate) shall not exceed $1,000,000 in the aggregate in any period of four consecutive fiscal quarters.

6.15. Liens. Parent will not, nor will it permit any of its Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of Parent or any of its Subsidiaries, except (“Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books.

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Parent or its Subsidiaries.

(e) Liens existing on the date hereof and described in Schedule 6.15.

(f) Liens in favor of the Agent, for the benefit of the Lenders, granted pursuant to any Collateral Document.

(g) Any interest or title of the lessor in the property subject to any operating Lease entered into by Parent or any Subsidiary in the ordinary course of business.

(h) Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Indebtedness permitted pursuant to Section 6.11(f); provided, that (i) the Indebtedness secured thereby does not exceed 100% of the lesser of the cost or the fair market value of such real property, improvements or equipment at the time of such acquisition (or completion of construction) and (ii) such Liens or interests do not attach to any other property or assets of Parent or any Subsidiary.

(i) Liens or deposits to secure performance of bids, tenders or leases incurred in the ordinary course of business and not in connection with the borrowing of money.

(j) Liens resulting from any judgment or award that is not a Default hereunder.

(k) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business.

(l) Liens arising from leases and subleases with franchisees entered into the ordinary course of business consistent with past practices.

(m) Licenses of intellectual property granted by the Loan Parties under franchise agreements in the ordinary course of business consistent with past practices.

6.16. Capital Expenditures. Parent will not, nor will it permit any of its Subsidiaries to, expend, or be committed to expend for Capital Expenditures during any one fiscal year on a non-cumulative basis in the aggregate for Parent and its Subsidiaries the amount set forth below for such fiscal year:

Fiscal Year	Maximum Capital Expenditures
2004	$3,000,000
2005 and thereafter	$4,000,000

6.17. Affiliates. Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Parent’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Parent or such Subsidiary than Parent or such Subsidiary would obtain in a comparable arms-length transaction.

6.18. Amendments to Agreements. Parent will not, and will not permit any Subsidiary to (a) amend or modify in any material respect or terminate the AutoZone Supply Agreement or the Uni-Select Supply Agreement without the prior written consent of Agent, or (b) amend or modify in any material respect the form of Franchise Agreement, without providing Agent at least 30 days’ prior written notice.

6.19. Subordinated Indebtedness. Parent will not, and will not permit any of its Subsidiaries to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness.

6.20. Required Rate Management Transactions. The Borrowers will maintain one or more transactions of the type described in the definition of “Rate Management Transactions” with one or more financial institutions acceptable to the Required Lenders in their reasonable discretion, providing for a fixed rate of interest on a notional amount of at least $40,000,000, bearing interest at a fixed rate not in excess of 8.0% per annum, and an average weighted maturity of at least three years.

6.21. Nature of Business. Neither Parent nor any of its Subsidiaries will make any change in the principal nature of its business, as conducted on the date hereof.

6.22. Sale of Accounts. Except as provided in the AutoZone Supply Agreement or the Uni-Select Supply Agreement, Parent will not, nor will it permit any of its Subsidiaries to, sell or otherwise dispose of any notes receivable or accounts receivable, with or without recourse.

6.23. Sale and Leaseback Transactions and other Off-Balance Sheet Liabilities. Parent will not, nor will it permit any of its Subsidiaries to, enter into or suffer to exist any (a) Sale and Leaseback Transaction or (b) any other transaction pursuant to which it incurs or has incurred Off-Balance Sheet Liabilities, except for (x) Rate Management Transactions permitted to be incurred under the terms of Section 6.20 and (y) upon the prior written consent of Required Lenders, which shall not be unreasonably withheld, Sale and Leaseback Transactions involving the facilities described in clause (i) of the definition of “Permitted Dispositions”.

6.24. Contingent Obligations. Parent will not, nor will it permit any of its Subsidiaries to, make or suffer to exist any Contingent Obligation (including, without limitation, any Contingent Obligation with respect to the obligations of a Subsidiary), except (a) by endorsement of instruments for deposit or collection in the ordinary course of business, (b) the Reimbursement Obligations, (c) the Guaranty and the Canadian Guaranty and (d) guarantees of obligations of franchisees not exceeding (i) $7,500,000 during the period prior to January 1, 2005, (ii) $8,750,000 during the period from January 1, 2005 through June 30, 2005 or (iii) $10,000,000 at any time after June 30, 2005, in each case in the aggregate at any one time outstanding.

6.25. Other Indebtedness. Parent will not, nor will it permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness prior to the date due (other than the Loans) while a Default or Unmatured Default has occurred and is continuing or would occur after giving effect thereto (determined, in respect of the covenants set forth in Section 6.26 on a pro forma basis as of the last day of the most recent fiscal quarter of Parent for which financial statements are available).

6.26. Financial Covenants.

6.26.1. Fixed Charge Coverage Ratio. Parent will not permit the ratio, determined as of the end of each of its fiscal quarters, commencing with the fiscal quarter ending July 3, 2004, of (a) (i) Consolidated EBITDA, plus (ii) Net Rent for the previous fiscal year of Parent and its Subsidiaries (except that (A) if the date of determination is the last day of Parent’s fiscal year, for the fiscal year ending on such date or (B) if the date of determination is July 3, 2004, such calculation of Net Rent shall be reduced by 50% and if the date of determination is October 2, 2004, such calculation of Net Rent shall be reduced by 25%) to (b) (i) Consolidated Interest Expense paid in cash, plus (ii) Net Rent for the previous fiscal year of Parent and its Subsidiaries (except that (A) if the date of determination is the last day of Parent’s fiscal year, for the fiscal year ending on such date or (B) if the date of determination is July 3, 2004, such calculation of Net Rent shall be reduced by 50% and if the date of determination is October 2, 2004, such calculation of Net Rent shall be reduced by 25%), plus (iii) unfinanced Consolidated Capital Expenditures, plus (iv) scheduled principal payments made in respect of Indebtedness, plus (v) expense for taxes paid in cash, plus (vi) dividends paid in cash, all calculated for Parent and its Subsidiaries on a consolidated basis for the most recently ended four fiscal quarters (except as provided above); provided, that, for the fiscal quarter ending July 3, 2004, such amounts shall be calculated for the period of two fiscal quarters ending on such date and for the fiscal quarter ending October 2, 2004, such amounts shall be calculated for the period of three fiscal quarters ending on such date, to be less than the ratio set forth below for the corresponding measurement date:

Measurement Date	Fixed Charge Coverage Ratio
July 3, 2004	1.05 to 1.0
October 2, 2004	1.05 to 1.0
January 1, 2005	1.05 to 1.0
As of the last day of each fiscal quarter ending thereafter	1.10 to 1.0

6.26.2. Leverage Ratio. Parent will not permit the ratio, determined as of the end of (x) each month, for the period from April 3, 2004 through May 29, 2004, and (y) each fiscal quarter ending thereafter, beginning July 3, 2004, of (a)(i) Bank Debt, plus (ii) obligations pursuant to or in respect of Letters of Credit, plus (iii) Capitalized Lease Obligations, in each case for Parent and its Subsidiaries as of the date of determination to (b) Consolidated EBITDA for the then most recently ended 12 fiscal months (provided, that, for determinations prior to the period ending January 1, 2005, Consolidated EBITDA shall be calculated for the fiscal year-to-date period and annualized by multiplying such amount by a fraction, the numerator of which is twelve and the denominator of which is the number of months elapsed from the beginning of the fiscal year through the date of determination), to be greater than the amount set forth below for the applicable date of determination:

Date of Determination	Maximum Leverage Ratio
April 3, 2004	3.65 to 1.0
May 1, 2004	3.50 to 1.0
May 29, 2004	3.25 to 1.0
July 3, 2004	3.25 to 1.0
October 2, 2004	3.00 to 1.0
January 1, 2005	2.90 to 1.0
April 2, 2005	2.75 to 1.0
July 2, 2005	2.75 to 1.0
As of the last day of each fiscal quarter ending thereafter	2.50 to 1.0

6.26.3. Minimum Tangible Net Worth. Parent will at all times maintain Consolidated Tangible Net Worth of not less than the sum of (a) $30,300,000 plus (b) 50% of positive Consolidated Net Income earned in each fiscal quarter ending on or after the date of determination beginning with the fiscal quarter ending April 3, 2004.

6.26.4. EBITDA. Parent will not permit Consolidated EBITDA to be less than (a) $6,700,000 for the period from January 3, 2004 through April 3, 2004, (b) $9,500,000 for the period from January 3, 2004 through May 1, 2004 or (c) $12,500,000 for the period from January 3, 2004 through May 29, 2004.

6.27. Deposit Accounts. Unless the Required Lenders otherwise consent in writing, in order to facilitate the Agent’s and the Lenders’ maintenance and monitoring of their security interests in the collateral, Parent and its Subsidiaries shall not maintain any of their principal deposit accounts with any financial institution other than any Lender.

6.28. Real Property Operating Leases. At no time during any fiscal year shall the aggregate rental payments made by Parent and its Subsidiaries in respect of New Real Property Operating Leases entered into in such fiscal year (offset by related sublease rental payments of franchisees received by Parent and its Subsidiaries) exceed $3,000,000.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Any representation or warranty made or deemed made by or on behalf of Parent or any of its Subsidiaries to the Lenders or the Agent under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

7.2. Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within one Business Day after the same becomes due, or nonpayment of interest upon any Loan or of any commitment fee, LC Fee or other obligations under any of the Loan Documents within five days after the same becomes due.

7.3. The breach by the Borrower of any of the terms or provisions of Section 6.2 or any of Sections 6.10 through 6.28.

7.4. The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within twenty days after notice from the Agent or any Lender.

7.5. Failure of Parent or any of its Subsidiaries to pay when due any Material Indebtedness; or the default by Parent or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any Material Indebtedness Agreement, or any other event shall occur or condition exist, the effect of which default, event or condition is to cause, or to permit the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; or any Material Indebtedness of Parent or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Parent or any of its Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6. Parent or any of its Subsidiaries shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (f) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Without the application, approval or consent of Parent or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Parent or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against Parent or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Parent and its Subsidiaries which, when taken together with all other Property of Parent and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9. Parent or any of its Subsidiaries shall fail within 30 days to pay, bond or otherwise discharge one or more (a) judgments or orders for the payment of money in excess of $500,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate, or (b) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10. The Unfunded Liabilities of all Single Employer Plans shall exceed in the aggregate an amount which could reasonably be expected to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan.

7.11. Nonpayment by Parent or any of its Subsidiaries of any Rate Management Obligation when due or the breach by Parent or any of its Subsidiaries of any term, provision or condition contained in any Rate Management Transaction or any transaction of the type described in the definition of “Rate Management Transactions,” whether or not any Lender or Affiliate of a Lender is a party thereto.

7.12. Any Change in Control shall occur.

7.13. Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Parent or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $500,000.

7.14. Parent or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of Parent and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $500,000.

7.15. Parent or any of its Subsidiaries shall (a) be the subject of any proceeding or investigation pertaining to the release by Parent, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (b) violate any Environmental Law, which, in the case of an event described in clause (a) or clause (b), could reasonably be expected to have a Material Adverse Effect.

7.16. The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.17. The Guaranty or the Canadian Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Guaranty or the Canadian Guaranty, or any Guarantor or Canadian Guarantor shall fail to comply with any of the terms or provisions of the Guaranty or the Canadian Guaranty, as applicable, or any Guarantor or Canadian Guarantor shall deny that it has any further liability under the Guaranty or the Canadian Guaranty, as applicable, or shall give notice to such effect.

7.18. Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any material item of collateral purported to be covered thereby, except as permitted by the terms of any Collateral Document, or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document, or any Loan Party shall fail to comply with any of the terms or provisions of any Collateral Document.

7.19. The representations and warranties set forth in Section 5.15 shall at any time not be true and correct.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration; Facility LC Collateral Account. (a) If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, the LC Issuer or any Lender and each Borrower will be and become thereby unconditionally obligated, jointly and severally, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Required Lenders, or the Agent with the consent of the Required Lenders may (and at the request of the Required Lenders, the Agent shall) (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which each Borrower hereby expressly waives, and (b) upon notice to the Borrower Representative and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower Representative to pay, and each Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent for the benefit of the Lenders the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(b) If at any time while any Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may and, at the request of the Required Lenders shall, make demand on any Borrower to pay, and such Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(c) The Agent may and, at the request of the Required Lenders shall, at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrowers to the Lenders or the LC Issuer under the Loan Documents.

(d) At any time while any Default is continuing neither any Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Aggregate Total Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

(e) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower Representative, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default hereunder; provided, that no such supplemental agreement shall, without the consent of all of the Lenders:

(a) Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto.

(b) Reduce the percentage specified in the definition of Required Lenders.

(c) Extend the Facility Termination Date, or reduce the amount or extend the payment date for, the mandatory payments required under Section 2.4, or increase the amount of the Commitment of any Lender hereunder or the commitment to issue Facility LCs, or permit any Borrower to assign its rights under this Agreement.

(d) Amend this Section 8.2.

(e) Release any guarantor of any Advance or, except as provided in the Collateral Documents, release all or substantially all of the Collateral.

No amendment of any provision of this Agreement relating to the Agent shall be effective without the written consent of the Agent, and no amendment of any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Agent may waive payment of the fee required under Section 12.3.3 without obtaining the consent of any other party to this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuer or the Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of any Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agent, the LC Issuer and the Lenders until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than those contained in the fee letter described in Section 10.14, which shall survive and remain in full force and effect during the term of this Agreement.

9.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.5.1. Expenses; Indemnification. (a) Each Borrower, on a joint and several basis, shall reimburse the Agent and the Arranger for any reasonable costs and out-of-pocket expenses (including attorneys’ fees and time charges of outside attorneys for the Agent) paid or incurred by the Agent or the Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents. Each Borrower, on a joint and several basis, also agrees to reimburse the Agent, the Arranger, the LC Issuer and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, the Arranger, the LC Issuer and the Lenders, which attorneys may be employees of the Agent, the Arranger, the LC Issuer or the Lenders) paid or incurred by the Agent, the Arranger, the LC Issuer or any Lender in connection with the collection and enforcement of the Loan Documents. Expenses being reimbursed by the Borrowers under this Section include, without limitation, costs and expenses incurred in connection with the Reports described in the following sentence. Each Borrower acknowledges that from time to time Bank One may prepare and may distribute to the Lenders (but shall have no obligation or duty to prepare or to distribute to the Lenders) certain audit reports (the “Reports”) pertaining to such Borrower’s assets for internal use by Bank One from information furnished to it by or on behalf of such Borrower, after Bank One has exercised its rights of inspection pursuant to this Agreement.

(b) Each Borrower, on a joint and several basis, hereby further agrees to indemnify the Agent, the Arranger, the LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Agent, the Arranger, the LC Issuer or any Lender or any affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of each Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.6. Numbers of Documents. All statements, notices, closing documents, and requests (the “Reports”) hereunder shall be furnished to the Agent with sufficient counterparts so that the Agent may furnish one to the LC Issuer and each of the Lenders.

9.7. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Parent, the Agent or the Required Lenders shall so request, the Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders), provided, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and the Parent shall provide to the Agent and the Lenders reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.8. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9. Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuer and the Agent on the other hand shall be solely that of borrower and lender. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Agent, the Arranger, the LC Issuer nor any Lender undertakes any responsibility to any Borrower to review or inform such Borrower of any matter in connection with any phase of such Borrower’s business or operations. Each Borrower agrees that neither the Agent, the Arranger, the LC Issuer nor any Lender shall have liability to such Borrower (whether sounding in tort, contract or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Agent, the Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and each Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.10. Confidentiality. The Agent and each Lender agrees to hold any confidential information which it may receive from any Borrower in connection with this Agreement in confidence, except for disclosure (a) to its Affiliates and to the Agent and any other Lender and their respective Affiliates, (b) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee, (c) to regulatory officials requesting such information, (d) to any Person as requested pursuant to or as required by law, regulation, or legal process, (e) to any Person in connection with any legal proceeding to which it is a party, (f) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (g) permitted by Section 12.4, and (h) to rating agencies if requested or required by such agencies in connection with a rating relating to the Advances hereunder. Without limiting Section 9.4, each Borrower agrees that the terms of this Section 9.10 shall set forth the entire agreement between such Borrower and each Lender (including the Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.10 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.11. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) for the repayment of the Credit Extensions provided for herein.

9.12. Disclosure. Each Borrower and each Lender hereby acknowledge and agree that Bank One and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Parent and its Affiliates.

9.13. Restatement Date. The Loan Parties, each Lender and the Agent agree that on the Restatement Date the following transactions shall be deemed to occur automatically, without further action by any party hereto:

(a) The Prior Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement.

(b) The Agent shall, promptly after receipt of the Notes (if any) reflecting the amendments to the Prior Credit Agreement effected hereunder, cancel and return to the Borrower Representative (upon receipt from the Lenders) the promissory notes being replaced by such Notes (if any).

(c) Notwithstanding any contrary provision contained in this Agreement or in any Loan Document, each Letter of Credit which is then outstanding under the Prior Credit Agreement and identified on Schedule 2.22.1 hereto (each an “Existing Letter of Credit”) shall be deemed a Facility LC issued and outstanding pursuant to Section 2.22 of this Agreement and each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the LC Issuer, without recourse, representation or warranty, an undivided participation interest equal to its Pro Rata Share of the face amount of each Existing Letter of Credit and each draw paid by such LC Issuer thereunder.

(d) The Loan Parties, each Lender, and the Agent agree that (i) the restatement transactions provided in this Section 9.13 shall not be effective until the execution of this Agreement by all of the parties hereto and the satisfaction of the conditions precedent set forth in Section 4.1 hereof; (ii) all terms and conditions of the Prior Credit Agreement which are amended and restated by this Agreement shall remain effective until such amendment and restatement becomes effective hereunder, and thereafter shall continue to be effective only as amended and restated by this Agreement and (iii) the representations, warranties and covenants set forth herein shall become effective concurrently with the execution of this Agreement by all of the parties hereto.

9.14. Departing Lenders. Upon the effectiveness of this Agreement and the payment to each Departing Lender of the “Obligations” due it under the Prior Credit Agreement, (a) the Departing Lenders shall have no further Commitment and (b) the Departing Lenders shall cease to have any rights or duties as Lenders hereunder or under the Prior Credit Agreement; provided, that the Departing Lenders shall remain entitled to indemnities hereunder which by their terms survive termination of the Prior Credit Agreement.

ARTICLE X

THE AGENT

10.1. USA PATRIOT ACT NOTIFICATION . The following notification is provided to Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Borrower: When a Borrower opens an account, if such Borrower is an individual, Agent and the Lenders will ask for such Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow Agent and the Lenders to identify such Borrower, and, if such Borrower is not an individual, Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow Agent and the Lenders to identify such Borrower. Agent and the Lenders may also ask, if such Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

10.2. Appointment; Nature of Relationship. Bank One, NA is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Agent agrees to act as such contractual representative upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Agent,” it is expressly understood and agreed that the Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the Illinois Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.3. Powers. The Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Agent.

10.4. General Immunity. Neither the Agent nor any of its directors, officers, agents or employees shall be liable to any Borrower, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.5. No Responsibility for Loans, Recitals, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of any Borrower or any guarantor of any of the Obligations or of any of any such Borrower’s or any such guarantor’s respective Subsidiaries. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by any Borrower to the Agent at such time, but is voluntarily furnished by such Borrower to the Agent (either in its capacity as Agent or in its individual capacity).

10.6. Action on Instructions of Lenders. The Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.7. Employment of Agents and Counsel. The Agent may execute any of its duties as Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Agent and the Lenders and all matters pertaining to the Agent’s duties hereunder and under any other Loan Document.

10.8. Reliance on Documents; Counsel. The Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Agent, which counsel may be employees of the Agent. For purposes of determining compliance with the conditions specified in Sections 4.1 and 4.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the applicable date specifying its objection thereto.

10.9. Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrowers for which the Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Agent in connection with any dispute between the Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided, that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Agent and (ii) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.9, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.9 shall survive payment of the Obligations and termination of this Agreement.

10.10. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Agent has received written notice from a Lender or any Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders.

10.11. Rights as a Lender. In the event the Agent is a Lender, the Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, at any time when the Agent is a Lender, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Parent or any of its Subsidiaries in which the Parent or such Subsidiary is not restricted hereby from engaging with any other Person. The Agent, in its individual capacity, is not obligated to remain a Lender.

10.12. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Arranger or any other Lender and based on the financial statements prepared by Parent and its Subsidiaries and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.13. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower Representative, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five days after the retiring Agent gives notice of its intention to resign. The Agent may be removed at any time with or without cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders (with the consent of the Borrower Representative prior to the occurrence of a Default) shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint (with the consent of the Borrower Representative prior to the occurrence of a Default), on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, the Agent may at any time with the consent of the Borrower Representative (so long as no Default shall have occurred or be continuing) but without the consent of any Lender, appoint any of its Affiliates which is a commercial bank as a successor Agent hereunder. If the Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of the Agent hereunder and each Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of the Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article X shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Agent by merger, or the Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.13, then the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Agent.

10.14. Agent and Arranger Fees. Each Borrower, on a joint and several basis, agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrowers, the Agent and the Arranger pursuant to that certain letter agreement dated February 6, 2004 (the “Fee Letter”).

10.15. Delegation to Affiliates. The Borrowers and the Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Articles IX and X.

10.16. Execution of Collateral Documents. The Lenders hereby empower and authorize the Agent to execute and deliver to the Loan Parties on their behalf the Collateral Documents and all related financing statements and any financing statements, agreements, documents or instruments as shall be necessary or appropriate to effect the purposes of such Collateral Documents.

10.17. Collateral Releases. The Lenders hereby empower and authorize the Agent to execute and deliver to the Loan Parties on their behalf any agreements, documents or instruments as shall be necessary or appropriate to effect any releases of Collateral which shall be permitted by the terms hereof or of any other Loan Document or which shall otherwise have been approved by the Required Lenders (or, if required by the terms of Section 8.2, all of the Lenders) in writing.

10.18. Documentation Agent and Syndication Agent. Neither the Documentation Agent nor the Syndication Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to such Lenders as it makes with respect to the Agent in Section 10.11.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Secured Obligations owing to such Lender, whether or not the Secured Obligations, or any part thereof, shall then be due.

11.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Loans. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 12.3, and (iii) any transfer by Participation must be made in compliance with Section 12.2. Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, that the Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2. Participations.

12.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, its Pro Rata Share of the Term Loan, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by any Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3. Benefit of Certain Provisions. Each Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. Each Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower Representative, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3. Assignments.

12.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Loans of the assigning Lender or (unless each of the Borrower and the Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or outstanding Loans (if the Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment.

12.3.2. Consents. The consent of the Borrower Representative shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Borrower Representative shall not be required if a Default has occurred and is continuing or in connection with the physical settlement of credit derivative transaction. The consent of the Agent shall be required prior to an assignment becoming effective unless the Purchaser is a Lender with a Commitment (in the case of an assignment of a Commitment) or is a Lender, an Affiliate of a Lender or an Approved Fund (in the case of an assignment of any other Commitment or Loans). The consent of the Issuing Bank shall be required prior to an assignment of a Commitment becoming effective unless the Purchaser is a Lender with a Commitment. Any consent required under this Section 12.3.2 shall not be unreasonably withheld or delayed.

12.3.3. Effect; Effective Date. Upon (i) delivery to the Agent of an assignment, together with any consents required by Sections 12.3.1 and 12.3.2. and (ii) payment of a $3,500 fee to the Agent for processing such assignment (unless such fee is waived by the Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Loans assigned to such Purchaser without any further consent or action by the Borrowers, the Lenders or the Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.4. Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Representative at any reasonable time and from time to time upon reasonable prior notice.

12.4. Dissemination of Information. Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of such Borrower and its Subsidiaries, including without limitation any information contained in any Reports; provided, that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIII

NOTICES

13.1. Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to a Borrower, at the address or telecopier number of the Borrower Representative set forth on the signature page hereof;

(ii) if to the Agent, at its address or telecopier number set forth on the signature page hereof;

(iii) if to the LC Issuer, at its address or telecopier number set forth on the signature page hereof;

(iv) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Agent or as otherwise determined by the Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Borrower Representative may, in its respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return

e-mail or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

ARTICLE XIV

COUNTERPARTS

14.1. Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

14.2. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

ARTICLE XV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

15.2. CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

15.3. WAIVER OF JURY TRIAL. EACH LOAN PARTY, THE AGENT, THE LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE XVI

CROSS-GUARANTY

16.1. For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to the Borrowers, each Borrower (each such Borrower, in such capacity, the “Borrower-Guarantor”) hereby absolutely, irrevocably and unconditionally guarantees prompt, full and complete payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all existing and future Obligations of the other Borrowers (collectively, the “Other Borrowers” and individually, an “Other Borrower”) to the Agent, the Lenders, the LC Issuer and any holder of a Note, an Advance, or any other Secured Obligation under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise (collectively, the “Guaranteed Obligations”).

16.2. Each Borrower-Guarantor waives notice of the acceptance of this guaranty and of the extension, incurrence or continuation of the Guaranteed Obligations or any part thereof. Each Borrower-Guarantor further waives all setoffs and counterclaims and presentment, protest, notice of notices delivered or demand made on any Other Borrower (except for any notice of demand or acceleration under Section 8.1), filing of claims with a court in the event of receivership, bankruptcy or reorganization of any Other Borrower or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Agent and the Lenders to sue any Other Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof; provided, however, that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Other Borrower or otherwise, each Borrower-Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Agent, the LC Issuer or the Lenders are in possession of this guaranty. Credit may be granted or continued to any Other Borrower by the LC Issuer and the Lenders without notice to or authorization from any Borrower-Guarantor regardless of any of the Other Borrowers’ financial or other condition at the time of such grant or continuation. The Agent, the LC Issuer and the Lenders shall have no obligation to disclose or discuss with any Borrower-Guarantor their assessments of the financial condition of the Other Borrowers.

16.3. Each Borrower-Guarantor hereby agrees that, to the fullest extent permitted by law, its obligations hereunder shall be continuing, absolute and unconditional under any and all circumstances and not subject to any reduction, limitation, impairment, termination, defense (other than indefeasible payment in full), setoff, counterclaim or recoupment whatsoever (all of which are hereby expressly waived by it to the fullest extent permitted by law), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise. This guaranty is a guaranty of payment and not of collection, is a primary obligation of each Borrower-Guarantor and not one of surety. The validity and enforceability of this guaranty shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to perfect or maintain any lien on, or preserve rights to, any security or collateral or to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral securing the Guaranteed Obligations or any part thereof; (c) any waiver of any right, power or remedy or of any default with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Agent, the LC Issuer and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of any Other Borrower or the insolvency, bankruptcy or any other change in the legal status of any Other Borrower; (h) any change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of any Borrower-Guarantor or any Other Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which any Borrower-Guarantor may have at any time against any Other Borrower, or any other Person in connection herewith or an unrelated transaction; (k) the Lenders’ election, in any case or proceeding instituted under chapter 11 of the United States Bankruptcy Code, of the application of Section 1111(b)(2) of the United States Bankruptcy Code; (l) any borrowing, use of cash collateral, or grant of a security interest by any Other Borrower, as debtor in possession, under Section 363 or 364 of the United States Bankruptcy Code; (m) the disallowance of all or any portion of any of the Lenders’ claims for repayment of the Guaranteed Obligations under Section 502 or 506 of the United States Bankruptcy Code; or (n) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not any Borrower-Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (n) of this paragraph. It is agreed that any Borrower-Guarantor’s liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that any Borrower-Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Other Borrower of the Guaranteed Obligations in the manner agreed upon between any Other Borrower, as applicable, and the Agent, the LC Issuer and the Lenders.

16.4. Until the irrevocable payment in full of the Guaranteed Obligations and termination of all commitments which could give rise to any Guaranteed Obligations, the Borrower-Guarantors shall have no right of subrogation with respect to the Guaranteed Obligations and hereby waive any right to enforce any remedy which the Agent or the Lenders now have or may hereafter have against any Borrower, any endorser, any other Borrower-Guarantor or any other guarantor of all or any part of the Guaranteed Obligations, and the Borrower-Guarantors hereby waive any benefit of, and any right to participate in, any security or collateral given to the Agent or the Lenders to secure payment of the Guaranteed Obligations or any part thereof or any other liability of the Borrowers to the Agent or the Lenders.

16.5. Each Borrower-Guarantor authorizes the Lenders to take any action or exercise any remedy with respect to any collateral from time to time securing the Guaranteed Obligations, which the Lenders in their sole discretion shall determine, without notice to such Borrower-Guarantor.

16.6. In the event the Lenders in their sole discretion elect to give notice of any action with respect to any collateral securing the Guaranteed Obligations or any part thereof, ten (10) days’ prior written notice to each Borrower-Guarantor at the address as provided in Article XIII shall be deemed reasonable notice of any matters contained in such notice. Each Borrower-Guarantor consents and agrees that none of the Agent, the LC Issuer or the Lenders shall be under any obligation to marshall any assets in favor of such Borrower-Guarantor or against or in payment of any or all of the Guaranteed Obligations.

16.7. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Other Borrower, or otherwise, all such amounts shall nonetheless be payable by each Borrower-Guarantor forthwith upon demand by the Agent, the LC Issuer or the Lenders. Each Borrower-Guarantor further agrees that, to the extent that any Other Borrower makes a payment or payments to any of the Lenders on the Guaranteed Obligations, or the Agent, the LC Issuer or the Lenders receive any proceeds of collateral securing the Guaranteed Obligations, which payment or receipt of proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be returned or repaid to any Other Borrower, its estate, trustee, receiver, debtor in possession or any other party, including, without limitation, such Borrower-Guarantor, under any insolvency or bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment, return or repayment, the obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date when such initial payment, reduction or satisfaction occurred.

16.8. Each Borrower-Guarantor agrees that, as between such Borrower-Guarantor on the one hand, and the Lenders, the LC Issuer and the Agent, on the other hand, the obligations of any Other Borrower guaranteed under this Article XVI may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.1 hereof for purposes of this Article XVI, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting any Other Borrower or otherwise) preventing such declaration as against any Other Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by any Other Borrower) shall forthwith become due and payable by such Borrower-Guarantor for purposes of this Article XVI.

16.9. No delay on the part of the Agent, the LC Issuer or the Lenders in the exercise of any right power or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent, the LC Issuer or the Lenders of any right, power or remedy shall preclude any further exercise thereof; nor shall any amendment, supplement, modification or waiver of any of the terms or provisions of this guaranty be binding upon the Agent, the LC Issuer or the Lenders, except as expressly set forth in a writing duly signed and delivered on the Lenders’ behalf by the Agent. The failure by the Agent, the LC Issuer or the Lenders at any time or times hereafter to require strict performance of any of the provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed pursuant to the terms of, or in connection herewith, by any Other Borrower or any Borrower-Guarantor and delivered to the Agent, the LC Issuer or the Lenders shall not waive, affect or diminish any right of the Agent, the LC Issuer or the Lenders at any time or times hereafter to demand strict performance thereof, and such right shall not be deemed to have been waived by any act or knowledge of the Agent, the LC Issuer or the Lenders, their agents, officers or employees, unless such waiver is contained in an instrument in writing duly signed and delivered on the Lenders’ behalf by the Agent. No waiver by the Agent, the LC Issuer or the Lenders of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Agent, the LC Issuer or the Lenders permitted hereunder shall in any way affect or impair the Agent’s, the LC Issuer’s or the Lenders’ rights or powers, or the obligations of any Borrower-Guarantor under this guaranty. Any determination by a court of competent jurisdiction of the amount of any Guaranteed Obligations owing by any Other Borrower to the Lenders shall be conclusive and binding on each Borrower-Guarantor irrespective of whether such Borrower-Guarantor was a party to the suit or action in which such determination was made.

16.10. Each Other Guarantor (a “Contributing Guarantor”) agrees (subject to the last sentence of this Section) that, in the event a payment shall be made by any Borrower-Guarantor under this Guaranty and such Borrower-Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the applicable Other Borrower, each Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof. Notwithstanding any provision of this Agreement to the contrary, all rights of the Borrower-Guarantors hereunder and all other rights of indemnity, contribution or subrogation under applicable law or otherwise relating to or arising out of performance of this Guaranty, shall be fully subordinated to the indefeasible payment in full in cash of the Guaranteed Obligations. No failure on the part of any Borrower-Guarantor to make the payments required hereunder (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Borrower-Guarantor with respect to this Guaranty, and each Borrower-Guarantor shall remain liable for the full amount of the obligations of such Borrower-Guarantor under this Guaranty.

16.11. In addition to and without limitation of any rights, powers or remedies of the Agent, the LC Issuer or the Lenders under applicable law, any time after maturity of the Guaranteed Obligations, whether by acceleration or otherwise, the Agent, the LC Issuer or the Lenders may, in their sole discretion, with notice after the fact to any Borrower-Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Obligations (a) any indebtedness due or to become due from any of the Lenders to any Borrower-Guarantor, and (b) any moneys, credits or other property belonging to any Borrower-Guarantor (including all account balances, whether provisional or final and whether or not collected or available) at any time held by or coming into the possession of any of the Agent, the LC Issuer or any Lender whether for deposit or otherwise.

16.12. This Guaranty shall bind each Borrower-Guarantor and its successors and assigns and shall inure to the benefit of the Agent, the Lenders and their successors and assigns. All references herein to any Other Borrower shall be deemed to include its successors and assigns including, without limitation, a receiver, trustee or debtor in possession of or for any Other Borrower, as the case may be.

16.13. It is understood that while the amount of the Guaranteed Obligations guaranteed hereby is not limited, if in any action or proceeding involving any state, federal or foreign bankruptcy, insolvency or other law affecting the rights or creditors generally, this guaranty would be held or determined to be void, invalid or unenforceable on account of the amount of the aggregate liability under this guaranty, then, notwithstanding any other provision of this guaranty to the contrary, the aggregate amount of such liability shall, without any further action of the Agent, the LC Issuer, the Lenders or any other Person, be automatically limited and reduced to the highest amount which is valid and enforceable as determined in such action or proceeding.

16.14. This guaranty shall continue in effect until the date on which all of the Guaranteed Obligations have been paid in full.

[signature pages follow]

IN WITNESS WHEREOF, the Borrowers, the Lenders, the LC Issuer and the Agent have executed this Agreement as of the date first above written.

MIDAS INTERNATIONAL CORPORATION, a Delaware corporation, as a Borrower and as Borrower Representative

By:
Name:
Title:

1300 Arlington Heights Road
Itasca, Illinois 60143
Attention: Chief Financial Officer
Telephone: (630) 438-3109
Facsimile: (630) 438-3880

DEALERS WHOLESALE, INC., as a Borrower

By:
Name:
Title:

INTERNATIONAL PARTS CORPORATION, as a Borrower

By:
Name:
Title:

MUFFLER CORPORATION OF AMERICA, as a Borrower

By:
Name:
Title:

Signature page to Amended and Restated Credit Agreement

HUTH, INC., as a Borrower

By:
Name:
Title:

MIDAS PROPERTIES INC., as a Borrower

By:
Name:
Title:

MIDAS REALTY CORPORATION, as a Borrower

By:
Name:
Title:

COSMIC HOLDINGS LLC, as a Borrower

By:
Name:
Title:

COSMIC HOLDINGS CORPORATION, as a Borrower

By:
Name:
Title:

Signature page to Amended and Restated Credit Agreement

Commitments

Revolving Credit Commitment	$14,347,826
Term Loan Commitment	$15,652,174

Total	$30,000,000

BANK ONE, NA,
Individually, as LC Issuer, as Swing Line Lender and as Agent

By:

Title:
120 S. LaSalle Street
3rd Floor, IL1-1645
Chicago, Illinois 60603

Attention:	Todd H. Meggos
Telephone: (312) 661-0202
FAX: (312) 661-0761

Signature page to Amended and Restated Credit Agreement

Commitments

Revolving Credit Commitment	$11,956,522
Term Loan Commitment	$13,043,478

Total	$25,000,000

NATIONAL CITY BANK OF MICHIGAN/ILLINOIS, as Syndication Agent

By:

Title:
2021 Spring Road
Suite 600
Oak Brook, IL 60523

Attention:	Jeffrey P. Frazier, Vice President
Telephone: (630) 954-3127
FAX: (630) 954-3730

Signature page to Amended and Restated Credit Agreement

Commitments

Revolving Credit Commitment	$11,956,522
Term Loan Commitment	$13,043,478

Total	$25,000,000

LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent

By:

Title:
135 S. LaSalle Street
Suite 211
Chicago, IL 60603

Attention:	Meghan Payne, First Vice President
Telephone: (312) 904-2509
FAX: (312) 904-1994

Signature page to Amended and Restated Credit Agreement

Commitments

Revolving Credit Commitment	$7,173,913
Term Loan Commitment	$7,826,087

Total	$15,000,000

HARRIS TRUST AND SAVINGS BANK

By:

Title:
111 W. Monroe
Suite 20E
Chicago, IL 60603

Attention:	Mark W. Piekos
Telephone: (312) 461-2246
FAX: (312) 293-8445

Signature page to Amended and Restated Credit Agreement

Commitments

Revolving Credit Commitment	$7,173,913
Term Loan Commitment	$7,826,087

Total	$15,000,000

BANK OF AMERICA, N.A.

By:

Title:
231 S. LaSalle Street
IL1-231-08-40
Chicago, IL 60604

Attention:	Chris D. Buckner
Telephone: (312) 828-2732
FAX: (312) 974-2109

Signature page to Amended and Restated Credit Agreement

Commitments

Revolving Credit Commitment	$2,391,304
Term Loan Commitment	$2,608,696

Total	$5,000,000

THE PROVIDENT BANK

By:

Title:
1 East 4th Street
11th Floor
Cincinnati, OH 45202

Attention:	Alan R. Henning, Vice President
Telephone: (513) 579-2747
FAX: (513) 579-2858

Signature page to Amended and Restated Credit Agreement

PRICING SCHEDULE

APPLICABLE MARGIN	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Eurodollar Revolving Credit Loan Rate	2.50%	2.75%	3.00%	3.25%
Eurodollar Term Loan Rate	2.75%	3.00%	3.25%	3.50%
Floating Rate	0.50%	0.75%	1.00%	1.25%

APPLICABLE FEE RATE	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS
Commitment Fee	0.375%	0.375%	0.50%	0.50%
LC Fee	2.50%	2.75%	3.00%	3.25%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Parent delivered pursuant to Section 6.1(i) or (ii).

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, the Leverage Ratio is less than 2.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status and (ii) the Leverage Ratio is less than 2.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Parent referred to in the most recent Financials, (i) the Parent has not qualified for Level I Status or Level II Status and (ii) the Leverage Ratio is less than 3.00 to 1.00.

“Level IV Status” exists at any date if the Parent has not qualified for Level I Status, Level II Status or Level III Status.

“Status” means either Level I Status, Level II Status, Level III Status or Level IV Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Parent’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Fee Rate shall be effective five Business Days after the Agent has received the applicable Financials. If Parent fails to deliver the Financials to the Agent at the time required pursuant to Section 6.1, then the Applicable Margin and Applicable Fee Rate shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

Notwithstanding the foregoing, (i) until adjusted as provided above, the Applicable Margin and Applicable Fee Rate shall be the rates under the heading “Level IV Status” and (ii) until September 16, 2004 the Applicable Margin and Applicable Fee Rate shall be not less than the rates set forth under the heading “Level III Status”.

EXHIBIT A-1

REVOLVING CREDIT NOTE

                    , 20

Midas International Corporation, a Delaware corporation, Dealers Wholesale, Inc., a Delaware corporation, International Parts Corporation, a Delaware corporation, Muffler Corporation of America, an Illinois corporation, Huth, Inc., a Delaware corporation, Midas Properties, Inc., a New York corporation, Midas Realty Corporation, a Delaware corporation, Cosmic Holdings LLC, a Delaware limited liability company, and Cosmic Holdings Corporation, a Delaware corporation (collectively, the “Borrowers”), jointly and severally promise to pay to the order of                                                   (the “Lender”) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrowers pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrowers shall pay the principal of and accrued and unpaid interest on the Revolving Credit Loans in full on the Facility Termination Date.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Credit Loan and the date and amount of each principal payment hereunder.

This Revolving Credit Note is one of the Revolving Credit Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of March 16, 2004 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrowers, the lenders party thereto, including the Lender, the LC Issuer, Bank One, NA, as Agent and Swing Line Lender, National City Bank of Michigan/Illinois, as Syndication Agent and LaSalle Bank National Association, as Documentation Agent to which Agreement reference is hereby made for a statement of the terms and conditions governing this Revolving Credit Note, including the terms and conditions under which this Revolving Credit Note may be prepaid or its maturity date accelerated. This Revolving Credit Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty and the Canadian Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

[signature pages follow]

Exhibit A-1 - 1

MIDAS INTERNATIONAL CORPORATION, a Delaware corporation, as a Borrower and as Borrower Representative

By:
Name:
Title:

DEALERS WHOLESALE, INC., as a Borrower

By:
Name:
Title:

INTERNATIONAL PARTS CORPORATION, as a Borrower

By:
Name:
Title:

MUFFLER CORPORATION OF AMERICA, as a Borrower

By:
Name:
Title:

HUTH, INC., as a Borrower

By:
Name:
Title:

Exhibit A-1 - 2

MIDAS PROPERTIES, INC., as a Borrower

By:
Name:
Title:

MIDAS REALTY CORPORATION, as a Borrower

By:
Name:
Title:

COSMIC HOLDINGS LLC, as a Borrower

By:
Name:
Title:

COSMIC HOLDINGS CORPORATION, as a Borrower

By:
Name:
Title:

Exhibit A-1 - 3

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

REVOLVING CREDIT NOTE OF [LENDER],

DATED                     , 20

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

Exhibit A-1 - 4

EXHIBIT A-2

FORM OF TERM NOTE

$	, 20

Midas International Corporation, a Delaware corporation, Dealers Wholesale, Inc., a Delaware corporation, International Parts Corporation, a Delaware corporation, Muffler Corporation of America, an Illinois corporation, Huth, Inc., a Delaware corporation, Midas Properties, Inc., a New York corporation, Midas Realty Corporation, a Delaware corporation, Cosmic Holdings LLC, a Delaware limited liability company, and Cosmic Holdings Corporation, a Delaware corporation (collectively, the “Borrowers”), jointly and severally promise to pay to the order of                                                   (the “Lender”)                              U.S. Dollars ($                    ), in immediately available funds at the main office of Bank One, NA in Chicago, Illinois, as Agent, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each principal payment hereunder.

This Term Note is one of the Term Notes issued pursuant to, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of March 16, 2004 (which, as it may be amended or modified and in effect from time to time, is herein called the “Agreement”), among the Borrowers, the lenders party thereto, the Lender, the LC Issuer, Bank One, NA, as Agent and Swing Line Lender, National City Bank of Michigan/Illinois, as Syndication Agent and LaSalle Bank National Association, as Documentation Agent to which Agreement reference is hereby made for a statement of the terms and conditions governing this Term Note, including the terms and conditions under which this Term Note may be prepaid or its maturity date accelerated. This Term Note is secured pursuant to the Collateral Documents and guaranteed pursuant to the Guaranty and the Canadian Guaranty, all as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

[signature pages follow]

Exhibit A-2 - 1

MIDAS INTERNATIONAL CORPORATION, a Delaware corporation, as a Borrower and as Borrower Representative

By:
Name:
Title:

DEALERS WHOLESALE, INC., as a Borrower

By:
Name:
Title:

INTERNATIONAL PARTS CORPORATION, as a Borrower

By:
Name:
Title:

MUFFLER CORPORATION OF AMERICA, as a Borrower

By:
Name:
Title:

HUTH, INC., as a Borrower

By:
Name:
Title:

Exhibit A-2 - 2

MIDAS PROPERTIES, INC., as a Borrower

By:
Name:
Title:

MIDAS REALTY CORPORATION, as a Borrower

By:
Name:
Title:

COSMIC HOLDINGS LLC, as a Borrower

By:
Name:
Title:

COSMIC HOLDINGS CORPORATION, as a Borrower

By:
Name:
Title:

Exhibit A-2 - 3

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

TO

TERM NOTE OF [LENDER],

DATED                     , 20

Date	Principal Amount Paid	Unpaid Balance

Exhibit A-2 - 4

EXHIBIT B

COMPLIANCE CERTIFICATE

To: The	Lenders parties to the
Credit	Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of March 16, 2004 (as amended, modified, renewed or extended from time to time, the “Agreement”) among Midas International Corporation, a Delaware corporation (the “Borrower Representative”), Dealers Wholesale, Inc., International Parts Corporation, Muffler Corporation of America, Huth, Inc., Midas Properties, Inc., Midas Realty Corporation, Cosmic Holdings LLC, and Cosmic Holdings Corporation (together with the Borrower Representative, the “Borrowers”), the lenders party thereto, Bank One, NA, as Agent for the Lenders, as Swing Line Lender and as LC Issuer, National City Bank of Michigan/Illinois, as Syndication Agent and LaSalle Bank National Association, as Documentation Agent. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected treasurer of the Borrower Representative;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the financial transactions and general operating conditions of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4. Schedule I attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

5. Schedule II hereto sets forth the determination of the interest rates to be paid for Advances, the LC Fee rates and the commitment fee rates commencing on the fifth day following the delivery hereof.

6. Except as set forth on Schedule III attached hereto, all reports and deliveries which are required at this time under the Credit Agreement, the Security Agreement and the other Loan Documents have been delivered.

Exhibit B - 1

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

________________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________

________________________________________________________________________________________________________________________

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this      day of                     , 200    .

_____________________________

Exhibit B - 2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of             , 200     with

Section 6.16 and Sections 6.26.1 through 6.26.4 of the Agreement

Maximum Capital Expenditures

Section 6.16

Fiscal Year Ended [ ]
Capital Expenditures:	$

Maximum Capital Expenditures:

Fiscal Year	Maximum
2004	$3,000,000
2005 and thereafter	$4,000,000

Fixed Charge Coverage Ratio

Section 6.26.1

Four Fiscal Quarters Ended [ ]**
1.	(a) Consolidated EBITDA	$
	(b) Net Rent*	$
2.	(c) Consolidated Interest Expense	$
	(d) Net Rent*	$
	(e) unfinanced Consolidated Capital Expenditures	$
	(f) scheduled principal payments made in respect of Indebtedness	$
	(g) expense for taxes paid	$
	(h) dividends paid in cash	$

Fixed Charge Coverage Ratio: (a + b)/(c + d + e + f + g + h)			:1.0

Minimum Required:

Measurement Date	Fixed Charge Coverage Ratio
July 3, 2004	1.05 to 1.0
October 2, 2004	1.05 to 1.0
January 1, 2005	1.05 to 1.0
As of the last day of each fiscal quarter ending thereafter	1.10 to 1.0

*	Net Rent for the previous fiscal year, except that (A) if the date of determination is the last day of Parent’s fiscal year, Net Rent shall be for the fiscal year ending on such date or (B) if the date of determination is July 3, 2004, such calculation of Net Rent shall be reduced by 50% and if the date of determination is October 2, 2004, such calculation of Net Rent shall be reduced by 25%.
**	Or, for the July 3, 2004 date of determination, the period of two fiscal quarters ending on such date and for the October 2, 2004 date of determination, the period of three fiscal quarters ending on such date.

Exhibit B - 3

Leverage Ratio

Section 6.26.2

As of the [Month][Fiscal Quarter] Ended [ ]
1.	(a) Bank Debt	$
	(b) obligations pursuant to or in respect of Letters of Credit	$
	(c) Capitalized Lease Obligations	$

2.	(e) Consolidated EBITDA*	$
Leverage Ratio: (a + b + c)/e

Maximum Allowed:

Date of Determination	Maximum Leverage Ratio
April 3, 2004	3.65 to 1.0
May 1, 2004	3.50 to 1.0
May 29, 2004	3.25 to 1.0
July 3, 2004	3.25 to 1.0
October 2, 2004	3.00 to 1.0
January 1, 2005	2.90 to 1.0
April 2, 2005	2.75 to 1.0
July 2, 2005	2.75 to 1.0
As of the last day of each fiscal quarter ending thereafter	2.50 to 1.0

*	Consolidated EBITDA shall be calculated for the period of twelve fiscal months ending on such date, and for determination dates prior to the period ending January 1, 2005, Consolidated EBITDA shall be calculated for the fiscal year-to-date period and annualized by multiplying such amount by a fraction, the numerator of which is twelve and the denominator of which is the number of months elapsed from the beginning of the fiscal year through the date of determination.

Exhibit B - 4

Minimum Consolidated Tangible Net Worth

Section 6.26.3

As of the Fiscal Quarter Ended [ ]
Consolidated Tangible Net Worth	$

Minimum:
(a) Consolidated Tangible Net Worth (base level)		$30,300,000
(b) 50% of positive Consolidated Net Income earned in each fiscal quarter ending on or after the date of determination beginning with the fiscal quarter ending 4/3/04:	$

Minimum Consolidated Tangible Net Worth: a + b	$

Consolidated EBITDA

Section 6.26.4

Period from [1/3/04 to 4/3/04] [1/3/04 to 5/1/04] [1/3/04 to 5/29/04]
Consolidated EBITDA	$

Minimum Consolidated EBITDA:
(a) $6,700,000 for the period from January 3, 2004 through April 3, 2004
(b) $9,500,000 for the period from January 3, 2004 through May 1, 2004
(c) $12,500,000 for the period from January 3, 2004 through May 29, 2004

Exhibit B - 5

SCHEDULE II TO COMPLIANCE CERTIFICATE

Borrowers’ Applicable Margin Calculation

Exhibit B - 6

SCHEDULE III TO COMPLIANCE CERTIFICATE

Reports and Deliveries

Exhibit B - 7

EXHIBIT C

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swingline loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	______________________________________

2.	Assignee:	______________________________________ [and is an

Affiliate/Approved Fund of [identify Lender]1

3.	Borrower(s):	______________________________________

4.	Agent:	Bank One, NA, as the agent under the Credit Agreement.

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of March 16, 2004 among Midas International Corporation, a Delaware corporation, Dealers Wholesale, Inc., International Parts Corporation, Muffler Corporation of America, Huth, Inc., Midas Properties, Inc., Midas Realty Corporation, Cosmic Holdings LLC, and Cosmic Holdings Corporation, the Lenders named therein, Bank One, NA, as Agent for the Lenders, as Swing Line Lender and as LC Issuer, National City Bank of Michigan/Illinois, as Syndication Agent and LaSalle Bank National Association, as Documentation Agent.

[1]	Select as applicable.

Exhibit C - 1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[2]
[3]	$	$	%
_________	$	$	%

7.	Trade Date: ______________________________________[4]

Effective Date:             , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE AGENT.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][5] Accepted:
BANK ONE, NA, as Agent

By:
Title:

[Consented to:]6

*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Term Loan Commitment,”, etc.)
4	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.
5	To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
6	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

Exhibit C - 2

[NAME OF RELEVANT PARTY]

By:
Title:

Exhibit C - 3

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectibility, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, or any Subsidiaries or Affiliates thereof or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by any Borrower, any Subsidiary or Affiliate thereof or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the property, books or records of any Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit C - 4

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of Illinois.

Exhibit C - 5

ADMINISTRATIVE QUESTIONNAIRE

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

Exhibit C - 6

US TAX INFORMATION REPORTING REQUIREMENTS

(Schedule to be supplied by Closing Unit or Trading Documentation Unit)

Exhibit C - 7

EXHIBIT D

LOAN/CREDIT RELATED MONEY TRANSFER INSTRUCTION

To Bank One, NA,

as Agent (the “Agent”) under the Credit Agreement

Described Below.

Re:	Amended and Restated Credit Agreement, dated March 16, 2004 (as the same may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter referred to as the “Credit Agreement”), among Midas International Corporation, a Delaware corporation (the “Borrower Representative”), Dealers Wholesale, Inc., International Parts Corporation, Muffler Corporation of America, Huth, Inc., Midas Properties, Inc., Midas Realty Corporation, Cosmic Holdings LLC, and Cosmic Holdings Corporation, (together with the Borrower Representative, the “Borrowers”), the Lenders named therein, Bank One, NA as Agent for the Lenders, as Swing Line Lender and as LC Issuer, National City Bank of Michigan/Illinois, as Syndication Agent and LaSalle Bank National Association, as Documentation Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

The Agent is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Agent of a specific written revocation of such instructions by the Borrower Representative, provided, however, that the Agent may otherwise transfer funds as hereafter directed in writing by the Borrower Representative in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.17 of the Credit Agreement.

Facility Identification Number(s)________________________________________________________________________________

Customer/Account Name_____________________________________________________________________________________

Transfer Funds To__________________________________________________________________________________________

______________________________________________________________________________________

For Account No.___________________________________________________________________________________________

Reference/Attention To______________________________________________________________________________________

Authorized Officer (Customer Representative)	Date_____________________________________

_____________________________________________________ (Please Print)	_________________________________________ Signature

Exhibit D - 1

Bank Officer Name	Date_____________________________________

_____________________________________________________ (Please Print)	_________________________________________ Signature

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

Exhibit D - 2